Exhibit 10.2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

TOREADOR RESOURCES CORPORATION

as Seller

TIWAY OIL BV

as Purchaser

AND

TIWAY OIL AS

as Guarantor

WITH RESPECT TO

TOREADOR TURKEY LTD

Dated: September 30, 2009

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated September 30, 2009 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”), is entered into by and among:

•                  TOREADOR RESOURCES CORPORATION, a Delaware corporation (the “Seller”);

•                  TIWAY OIL BV, a company registered, incorporated and existing under the laws of the Netherlands with an office located at Naritaweg 165 Telestone 8, 1043BW Amsterdam (the “Purchaser”).

and

•                  TIWAY OIL AS, a company registered under the laws of Norway (the “Guarantor”)

RECITALS:

WHEREAS:

(A)                              The Seller owns 100,000 ordinary shares of par value $1.00 each (the “Shares”) in Toreador Turkey Ltd., a company registered in the Cayman Islands with company registration number 147391 and whose registered office is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”) representing the entire issued share capital of the Company;

(B)                                The Company is engaged in offshore and onshore oil and natural gas exploration development, production and acquisition activities in Turkey (the “Business”) and holds interests in exploration and exploitation permits for such purposes; and

(C)                                Upon the terms hereinafter set forth, the Seller desires to sell and the Purchaser desires to purchase, all the Shares.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

INTERPRETATION

1.1                  Certain Definitions.  Whenever used in this Agreement, the following terms shall have the meanings assigned to them hereunder unless specifically defined otherwise or unless the context otherwise requires:

“$/boe” shall be the per barrel of oil equivalent value calculated as set forth on Annex A.

“1 C Economic Contingent Resources” shall mean those Contingent Resources that are currently economically recoverable as defined in COGEH 5.3.4.a and which are the low estimate (high certainty) of such economically recoverable Contingent Resources as explained in the abbreviation of 1 C in COGEH 5.3.2.  To clarify, should sufficient wells not have been drilled to prove up the recoverable hydrocarbons by the Date of Reserve Evaluation, modern 2 and 3-D seismic, logs, test data and gas water contacts defined from pressure gradients, shall be used to define the contingent resources (while assuming a continuous reservoir with drainage area down to the gas water contact).

“Accrued G&A” shall mean a portion of the Company’s general and administrative charges from the Closing Date until the receipt by the Company of the first revenue resulting in a Net Profit Interest becoming payable, which shall accrue at the rate of one hundred and fifty-five thousand Dollars ($155,000) per calendar year.

“Affiliate” when used with reference to a specified Person, shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; for such purposes, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Interest Rate” shall mean interest compounded on a monthly basis, at the rate per annum equal to the one (1) month-term, London Inter Bank Offered Rate (LIBOR rate) for Dollar deposits, as published by The Wall Street Journal or if not so published, then such rates as published by the Financial Times of London, or if not so published, then by an equivalent source reasonably selected by the Parties, plus two (2) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month.  If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Akcakoca Member” shall mean the Akcakoca Member of the Lower-Middle Eocene Kusiri Formation.

“Annual Cap” shall have the meaning ascribed to it in Section 2.6(i).

“Applicable Accounting Principles” shall mean, as the context requires, the accounting principles and methodologies as consistently applied by the Company Branch in the preparation of its financial statements for fiscal years ended December 31, 2008 and December 31, 2007.

“Bakuk” shall mean the area described as such in Annex C.

“Balance Sheet” shall have the meaning ascribed to it in Section 3.6(a).

“Barrel” shall mean a volume of forty-two (42) standard U.S. gallons, liquid measure, net of basic sediments and water, corrected to a temperature of sixty degrees Fahrenheit (60°F), under one atmosphere of pressure.

“Base Purchase Price” shall have the meaning ascribed to it in Section 2.2(a).

“boe” shall mean the total volume where gas volumes, whether in-place or as production, are converted to a liquid volume such that six (6) cubic feet of gas (at one thousand (1000) BTU/cubic foot) is counted as 1 boe and is added to oil where 1 barrel of oil is one 1 boe.

“bopd” shall mean Barrels of Crude Oil per day.

“BTU” shall mean the heating quantity required to increase the temperature of one pound of pure water by one degree Fahrenheit at the standard absolute pressure of fourteen point seven three (14.73) pounds per square inch.

“Business” shall have the meaning ascribed to it in Recital (B).

“Business Day” shall mean any day other than a Saturday, Sunday or bank or public holiday in Paris, France, or any other day on which commercial banking institutions in Paris, France are authorized or required to close.

“Calendar Quarter” shall mean any of the four periods of three (3) calendar months each within a calendar year, commencing on January 1st, April 1st, July 1st, and October 1st.

“Calling Notice” shall mean the calling notice disseminated to the shareholders of the Guarantor on September 23, 2009 seeking to solicit the vote of the shareholders of the Guarantor necessary to obtain the Required Shareholder Approval, as attached in Annex D.

“Cash Value” shall mean, in respect of a Divestiture, the market value (expressed in Dollars) of the Participating Interest subject to that Divestiture, based upon the amount in cash a willing buyer would pay a willing seller in an arm’s length transaction.

“Cendere” shall mean the area described as such in Annex C.

“Claim Notice” shall have the meaning ascribed to it in Section 6.3(a).

“Closing” shall have the meaning ascribed to it in Section 2.5(a).

“Closing Date” shall have the meaning ascribed to it in Section 2.5(a).

“Closing Expenditures” shall mean the Expenditures minus (x) the Petrol Ofisi Payments, (y) the Stratic Royalty Payments and (z) the Pre-Interim Period Production Payments, as set forth on Annex F.

“Closing Purchase Price” shall have the meaning ascribed to it in Section 2.2(a).

“Closing Revenues” shall mean the Revenues minus (x) the Petrol Ofisi Receivables, (y) the Stratic Royalty Receivables and (z) the Pre-Interim Period Production Receivables, as set forth on Annex F.

“COGEH” shall mean the Society of Petroleum Evaluation Engineers Canadian Oil and Gas Evaluation Handbook.

“Commercial Discovery” shall have the meaning ascribed to it in Section 2.6(c).

“Company” shall have the meaning ascribed to it in Recital (A).

“Company Branch” shall mean Toreador Turkey Limited (Merkezi Cayman Adalari) Ankara Turkiye Subesi, being the wholly-owned branch of the Company operating in Turkey.

“Company’s Share” shall mean the Company’s Participating Interest in the Licence in which the Commercial Discovery occurs, as determined in accordance with the applicable Licence JOA, which for the purposes of calculating Exploration Success Payments only, shall be capped at a fifty percent (50%) Participating Interest for any given Licence.

“Confidentiality Agreement” shall mean the Confidentiality Agreement that the Guarantor and the Purchaser entered into on 6 April 2009.

“Contingent Resources” as defined in COGEH 5.2, shall mean those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political, and regulatory matters, or a lack of markets.  It is also appropriate to classify as “Contingent Resources” the estimated discovered recoverable quantities associated with a project in the early evaluation stage.  Contingent Resources are further classified in accordance with the level of certainty associated with the estimates and may be sub-classified based on project maturity and/or characterized by their economic status.

“Contract” shall mean any written contract, agreement, obligation, promise, commitment or other undertaking.

“Crude Oil” shall mean crude mineral oil, distillates, asphalt, ozocerite, and all kinds of hydrocarbons and bitumen regardless of gravity, either solid or liquid, in their natural condition.

“Cumulative Claim Threshold Amount” shall have the meaning ascribed to it in Section 6.6(b).

“Damages” shall mean any damages, liabilities or losses or expenses excluding (i) fees of attorneys and other professionals, (ii) any damages or losses which are contingent such as loss of future revenues, income or profits or loss in opportunity and (iii) any reduction in the Company’s available tax loss carry-forwards other than as a result of a breach of Section 3.6(b).

“Data Room Documentation” shall mean the documents previously made available to the Purchaser on electronic and optical media and documents for the Purchaser’s review in the electronic data room set out in the hard-drive provided to the Purchaser by Stellar Energy Advisors Limited on behalf of the Seller on 22 June 2009, as updated or supplemented by the Seller or by Stellar Energy Advisors Limited thereafter.

“Date of Reserve Evaluation” shall mean, in respect of each discovery which is the subject of an evaluation by the Independent Expert of Contingent Resources and Reserves in accordance with Section 2.6(c), the date of completion of that evaluation.

“Deep Water” shall mean (x) any well located offshore Turkey in water too deep to be drilled by a conventional jack up rig available within the area of the Black Sea at the time of spudding or (y) where a locally available jack up rig is not available within the area of the Black Sea when required, any well located offshore Turkey would be classified as a deep water well as the result of the higher cost of mobilizing a rig from outside the Black Sea.

“Depreciation Charge” shall mean a depreciation charge calculated in respect of each Net Profit Interest which shall equal:

(a)                                 the sum of:

(i)                                    any direct capital expenditures incurred in or on the applicable Licence area prior to the beginning of the period in respect of which such Net Profit Interest is being calculated that have not yet been depreciated as at the date of that calculation; and

(ii)                                 direct capital expenditures incurred in or on the applicable Licence area during the period in respect of which such Net Profit Interest is being calculated,

multiplied by

(b)                                the lesser of 25% or straight-line depreciation of the estimated remaining production life of the applicable field.

“Direct Claim” shall have the meaning ascribed to it in Section 6.3(a).

“Direct Claim Review Period” shall have the meaning ascribed to it in Section 6.3(c).

“Disclosure Letter” shall mean the disclosure letter delivered separately to the Purchaser by the Seller on the date hereof in relation to and qualifying the Seller Warranties.

“Divestiture” shall have the meaning ascribed to it in Section 2.9(a).

“$” or “Dollar” shall mean United States dollars, being the currency of the United States of America.

“Encumbrance” shall mean any charge, claim, community property interest, lien, deed of trust, attachment, easement, right of way, encumbrance, mortgage, option, pledge, security interest, right of first refusal, any Third Party rights of any nature or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, and “Encumbers” has a corresponding meaning.

“Entity” shall mean any company, partnership (limited or general), joint venture, trust, association, economic interest group or other organization, enterprise or entity.

“Environmental Claim” shall mean any claim, proceeding or investigation by any Person in respect of any Environmental Law.

“Environmental Laws” shall mean any Law which, by its terms, is expressly designed to minimize, prevent, punish or remedy the consequences of actions or omissions that damage or threaten the environment or human, animal or plant health or safety, and notably, all Laws relating to air, water, soil and sub-soil, asbestos, pollution or protection of the environment or human, animal or plant health and/or the disposal, release, use, storage, packaging or transport of any substance which alone or in combination with other substances causes significant harm to environment or human, animal or plant health or safety.

“Existing Directors” shall have the meaning ascribed to it in Section 2.5(b)(i)(B).

“Expenditures” shall mean the total expenditures and cash calls made or paid by the Company, or on the Company’s behalf in the Interim Period.

“Exploitation Lease” shall mean a lease issued under the Petroleum Law and conferring on the holder the rights set out in Article 60 of the Petroleum Law.

“Exploration Licence” shall mean a licence issued under the Petroleum Law and conferring on the holder the rights set out in Article 50 of the Petroleum Law.

“Exploration Success Payment” and “Exploration Success Payments” shall have the meaning ascribed to those terms in Section 2.6(a).

“Final Expenditures” shall mean the Expenditures minus (x) the Petrol Ofisi Payments, (y) the Stratic Royalty Payments and (z) the Pre-Interim Period Production Payments, as determined in accordance with Section 2.4.

“Final Figures” shall have the meaning ascribed to it in Section 2.4(c).

“Final Revenues” shall mean the Revenues minus each of the following:  (x) the Petrol Ofisi Receivables, (y) the Stratic Royalty Receivables and (z) the Pre-Interim Period Production Receivables, as determined in accordance with Section 2.4.

“GDPA” shall mean the General Directorate of Petroleum Affairs of Turkey.

“Governmental Authority” shall mean any domestic, foreign or supranational court or other judicial authority or governmental, administrative or regulatory body, department, agency, commission, authority or instrumentality.

“Governmental Authorization” shall mean any approval, consent, permit, ruling, waiver, exemption, licence or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Guarantor EGM” shall mean the extraordinary general meeting of the shareholders of Guarantor held on September 30, 2009.

“Guarantor” shall have the meaning ascribed to it in the Preamble.

“Hydrocarbon” shall mean any of oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any other substances produced in association with any of the forgoing, whether liquid, solid or gaseous.

“Hydrocarbon Agreement” shall mean a Hydrocarbon production sharing contract, association agreement, concession agreement, incremental production contract, lease or licence, permit or other similar agreement or right permitting the Company (either alone or with other Persons) to explore for, develop, use, produce, sever, process, operate and occupy Hydrocarbon interests and associated fixtures or structures for a specified period of time, as well as any farm-out or farm-in agreement, association agreement, operating agreement, unit agreement, pooling or communitization agreement, technical evaluation agreement, declaration or order, joint venture, option or acquisition agreement, any oil and gas production, sales, marketing, transportation, exchange and processing contract or agreement, or any other contract affecting the ownership or operation of properties held for exploration or production of Hydrocarbons, or the disposition of Hydrocarbons produced therefrom, in each case to which the Company is a party.  For the avoidance of doubt, Hydrocarbon Agreements shall include (i) the Licences and (ii) the JOAs.

“Indemnified Party” shall have the meaning ascribed to it in Section 6.3.

“Indemnifying Party” shall have the meaning ascribed to it in Section 6.3.

“Independent Accountant” shall have the meaning ascribed to it in Section 2.4(d).

“Independent Expert” shall mean Gaffney, Cline & Associates, provided that if Gaffney, Cline & Associates are unavailable to carry-out the relevant evaluation for the purposes of Section 2.6, the Parties shall agree upon an alternate independent expert from among (w) Ryder Scott Company, (x) Sproule Associates, (y) Miller & Lents, or (z) TRACS International Ltd.

“Individual Claim Threshold Amount” shall have the meaning ascribed to it in Section 6.6(a).

“Intellectual Property Right” shall mean any registered patent, trademark, copyright, design right, service mark, domain name, trade name or other intellectual property right (in each case whether registered or unregistered and including applications taken from any such rights).

“Interim Period” shall mean the period beginning on July 1, 2009 and ending on the Closing Date.

“JOA” shall mean each joint operating agreement, joint venture agreement or other similar document entered into between the Company and other Persons having an interest in a Licence which defines those parties’ respective rights and obligations with respect to their operations in respect of that Licence, and “JOAs” shall mean all such agreements collectively.

“Judgment” shall mean any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Knowledge” when used with respect to an individual, shall mean such individual’s actual knowledge of a fact or other matter or such facts or matters that a prudent person could be expected to have discovered or otherwise become aware of in the course of conducting a due and careful investigation concerning the existence of such fact or other matter.

“Knowledge of the Seller” shall mean the Knowledge of the following individuals:

(a)                                  each of the Listed Employees;

(b)                                 Mr Craig McKenzie; and

(c)                                  Mr Charles Campise.

“Law” shall mean any law, statute, regulation, rule, ordinance, principle, order or decree of any Governmental Authority (including any judicial or administrative interpretation thereof) in force, fully implemented and enforceable (including, for the avoidance of doubt, the Petroleum Law and the Environmental Laws).

“Licence” shall mean each Exploitation Lease or Exploration Licence listed in Annex C, and “Licences” shall mean all of them collectively.

“Listed Employees” shall mean the key management members of the Company as of the date hereof, being the following individuals:

(a)                                  Mr Roy Barker;

(b)                                 Mr Kubilay Yildirim;

(c)                                  Mr Senol Yanmaz; and

(d)                                 Mr Cuneyt Ozdil.

“Material Adverse Effect” when used with respect to any change, situation, development or other event, shall mean that such change, situation, development or other event has a material adverse effect on (a) the business, financial or results of operations of the Company, (b) one or more of the Licences, or (c) any of the Company’s Participating Interests; other than an effect resulting from or arising out of an Excluded Matter; for such purposes, an “Excluded Matter” shall mean any matter or change out of the control and independent from the Parties which materially and adversely effects the condition of the financial markets, the economy, the industry or business sectors in which the Company operates.

“Material Contracts” and “Material Contract” shall have the meanings ascribed to those terms in Section 3.15(a).

“MMboe” shall mean one million (1,000,000) boe.

“MMscf” shall mean one million (1,000,000) standard cubic feet.

“MMscfd” shall mean a flow rate of one million (1,000,000) standard cubic feet per day.

“Natural Gas” shall mean all hydrocarbons that are in gaseous phase at Standard Conditions; including casing head gas and residue gas remaining after the extraction or separation of liquid hydrocarbons from wet gas, and all non-hydrocarbon gas or other substances (including carbon dioxide, sulphur and helium) which are produced in association with gaseous hydrocarbons.

“Net Profit” shall mean, in respect of each Net Profit Interest payable in respect of a Licence per Calendar Quarter, the gross revenue earned by the Company (before corporate income Taxes) from the sale of Hydrocarbons from the applicable Licence in the applicable Calendar Quarter minus (x) the direct costs or expenses associated with extracting such Hydrocarbons, including Turkish government royalty, transportation and other direct costs in such Calendar Quarter, (y) a portion of the Company’s general and administration charges that shall be twenty five thousand Dollars ($25,000) per Calendar Quarter and which shall be allocated between all Licences in respect of which a Net Profit Interest is paid in the ratio of the Calendar Quarterly revenue received for each such Licence, and (z) all Expenditures made or paid by the Company in the Interim Period in respect of the field; provided that, no portion of the Base Purchase Price shall in any case be deducted from gross revenue for the purpose of calculating Net Profit.  For the avoidance of doubt, in no case shall Net Profit be less than zero Dollars ($0).

“Net Profit Interest” and “Net Profit Interests” shall have the meaning ascribed to those terms in Section 2.7(a).

“Onshore” shall mean any field located in an area onshore Turkey which is not in Van or Bakuk.

“Ordinary Course of Business” or “Ordinary Course” shall mean the normal operation of the Company, consistent with its past practice.

“Organizational Documents” shall mean when used with respect to the Company or other incorporated Entity, the memorandum and articles of association, charter or similar constitutive document of such company or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time.

“Overriding Royalty” shall mean the one and one-half percent (1.5%) overriding royalty interest due to Netherby Investments Limited on overall production from SASB Licences pursuant to the agreement between the Company and Netherby Investments Limited dated 16 October 2003.

“Participating Interest” shall mean, in respect of each Licence, the undivided interest of the Company (expressed as a percentage of the total interests of all parties) in the rights and obligations in respect of that Licence and the JOA in respect of that Licence as at the Closing Date, as listed in Annex C, and “Participating Interests” shall mean all of them collectively.

“Party” shall mean each of the Seller, the Guarantor and the Purchaser individually, as the case may be, and “Parties” shall mean all of them.

“Permitted Encumbrance” shall mean (i) any retention of title provision applicable to any machinery, equipment or inventory purchased by the Company, (ii) any (x) easement or right of way or similar Encumbrance, or (y) Encumbrance arising by operation of Law and incurred or arising in the Ordinary Course of Business which, in either case, does not individually or in the aggregate with other such Encumbrances materially impair the transferability or use of the relevant asset by the Company in the conduct of its business as presently conducted, and (iii) any rights, limitations, reservations or Encumbrance to the benefit of any Person under the Hydrocarbon Agreements and (iv) any Encumbrances disclosed in Schedule to the Disclosure Letter.

“Permitted Transfer” shall have the meaning ascribed to it in Section 2.7(e).

“Person” shall mean a natural person, Entity, or Governmental Authority.

“Petrol Ofisi Payments” shall mean amounts paid by the Company in connection with the Petrol Ofisi Sale, including (x) any expenditures or cash calls made or paid by the Company on behalf of Petrol Ofisi, (y) any payments made by the Company to the Seller (or any of its Affiliates) in respect of the five million Dollars ($5,000,000) paid to the Company by Petrol Ofisi on September 1, 2009 in respect of the Petrol Ofisi Sale purchase price; and (z) any payments made by the Company to Petrol Ofisi in respect of post-closing Petrol Ofisi Sale purchase price adjustments.

“Petrol Ofisi Receivables” shall mean amounts received by the Company in connection with the Petrol Ofisi Sale, including (x) the five million Dollars ($5,000,000) paid to the Company by Petrol Ofisi on September 1, 2009 in respect of the Petrol Ofisi Sale purchase price, (y) any payments received by the Company from Petrol Ofisi in respect of post-closing Petrol Ofisi Sale purchase price adjustments and (z) any gas revenues invoiced and received by the Company on behalf of Petrol Ofisi.

“Petrol Ofisi Sale” shall mean the Company’s sale on March 3, 2009 to Petrol Ofisi of a 26.75% interest in SASB Licences.

“Petroleum Law” shall mean the Petroleum Law of Turkey, as amended from time to time.

“Petroleum Registry” shall mean the petroleum registry maintained by the GDPA in accordance with the Petroleum Law.

“Post-Closing Addition” shall have the meaning ascribed to it in Section 2.4(a)(ii).

“Post-Closing Reduction” shall have the meaning ascribed to it in Section 2.4(a)(i).

“Pre-Interim Period Production Payments” shall mean any expenditures or cash calls made by the Company in the Interim Period relating to production prior to July 1, 2009.

“Pre-Interim Period Production Receivables” shall mean any revenues received by the Company in the Interim Period relating to production prior to July 1, 2009.

“Proceeding” shall mean any litigation, arbitration, dispute, hearing, investigation, control, audit, verification or other legal proceeding (civil or criminal) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Prohibited Payment” shall mean any offer, gift, payment, promise to pay, or authorization of the payment of any money or anything of value, including charitable contributions, to a Public Official, or to any person, while knowing that all or a portion of the money or thing of value will be paid, offered, promised, or given, directly or indirectly, to a Public Official, for the purposes of (i) influencing any act or decision of the Public Official in his capacity as such; (ii) inducing the Public Official to do or omit to do any act in violation of his lawful duty; (iii) securing any improper advantage; or (iv) inducing the Public Official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business or in directing business to any party.

“Proven Reserves” shall mean “Proved Reserves” defined according to COGEH section 5.4.1.a.

“Public Official” shall mean any officer, employee or representative, whether elected or appointed, of any federal, state or local government or any department, agency or instrumentality thereof (including, but not limited to, any government-owned or -controlled commercial enterprise, such as a government-controlled oil company) or of any public international organization, any person acting in an official capacity on behalf for or on behalf of such government or department, agency or instrumentality or any public international organization, or any political party or any officer or candidate thereof.

“Purchaser” shall have the meaning ascribed to it in the Preamble.

“Purchaser’s Representatives” shall have the meaning ascribed to it in Section 8.12(c).

“Purchaser Warranties” shall mean the warranties in ARTICLE IV and the warranties given by the Purchaser and the Guarantor in ARTICLE V.

“Reference Financial Statements” shall have the meaning ascribed to it in Section 3.6(a).

“Required Shareholder Approval” shall mean the resolution of the Guarantor EGM to increase the capital of the Guarantor in accordance with the Calling Notice.

“Reserves” shall mean, in respect of the applicable Commercial Discovery, Proven Reserves plus 1 C Economic Contingent Resources per the classification of reserves prepared by the Standing Committee on Reserves Definitions of the Petroleum Society of the CIM, incorporated COGEH and specified by National Instrument 51-101.

“Retention Agreement” shall have the meaning ascribed to it in Section 6.13(a).

“Revenues” shall mean the total revenues received by the Company during the Interim Period.

“Samsun” shall mean the area described as such in Annex C.

“SASB” shall mean the area described as such in Annex C.

“SASB Licences” shall have the meaning ascribed to it in Annex C.

“scf” shall mean the volume of Natural Gas contained in one cubic foot at Standard Conditions.

“Seller” shall have the meaning ascribed to it in the Preamble.

“Seller Warranties” shall mean the warranties in Article III and the warranties given by the Seller in ARTICLE V.

“Seller’s Account” shall mean a bank account of the Seller, the details of which have been provided by the Seller to the Purchaser.

“Seller’s Representatives” shall have the meaning ascribed to it in Section 8.12(b).

“Settlement Offer” shall have the meaning ascribed to it in Section 6.3(d)(iii).

“Shallow Water” shall mean any well located in shallow water offshore Turkey that can be drilled with a conventional jack up rig available within the area of the Black Sea.

“Shares” shall have the meaning ascribed to it in Recital (A).

“Standard Conditions” shall mean a temperature of fifteen degrees Celsius (15ºC) and pressure of one (1) atmosphere (equivalent to 1.01325 Bar or 101.325 kilopascal (kPa) or 14.696 pounds per square inch (psi), or as mutually agreed by the Parties from time to time.

“Stratic Royalty Payments” shall mean any payments made by the Company to the Seller (or any of its Affiliates) in respect of royalty payments received by the Company from Stratic Energy Corporation in the Interim Period.

“Stratic Royalty Receivables” shall mean any royalty payments received by the Company from Stratic Energy Corporation in the Interim Period.

“Subsidiary” when used with reference to a specified Person, shall mean any incorporated Entity of which more than 50% of the issued share capital and voting rights exercisable at a shareholders meeting of that Entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

“Tax” or “Taxes” shall mean all taxes, duties, assessments and governmental charges of any kind, whether payable directly or by withholding, including income, transfer, real and personal property, sales, customs, registration, value added, excise, franchise, employment, payroll and social security taxes, charges and contributions, together with any interest, penalties (civil or criminal) or additions to tax with respect thereto, imposed by or due to any Governmental Authority having authority in respect of the Company.

“Tax Return” shall mean any return, declaration, report, estimate, form, schedule, information statement, notice or other documentation (including any additional or supporting material) filed or maintained, submitted or required to be filed, submitted or maintained, in connection with the calculation, determination, assessment, collection or payment of any Tax.

“TDF” shall mean, in relation to the date on which a well that is the subject of a Commercial Discovery is spudded, (v) in Year 1, 100%, (w) in Year 2, 75%, (x) in Year 3, 50%, (y) in Year 4, 25%, and (z) after Year 4, 0%.

“Third Party” shall mean any Person (including any Governmental Authority and any Affiliate of a Party) other than the Parties hereto.

“Third Party Claim” shall have the meaning ascribed to it in Section 6.3(a).

“Third Party Claim Review Period” shall have the meaning ascribed to it in Section 6.3(d).

“Thrace Black Sea” shall mean the area described as such in Annex C.

“Toreador Name and Toreador Marks” shall have the meaning ascribed to it in Section 8.1(a).

“TPAO” shall mean Türkiye Petrolleri Anonim Ortaklığı (also known as Turkey Petroleum Corporation).

“TPAO Receivable” shall have the meaning ascribed to it in Section 6.15.

“Trabzon” shall mean the area described as such in Annex C.

“Transfer NPI” shall have the meaning ascribed to it in Section 2.7(c).

“Turkey” shall mean the Republic of Turkey.

“Van” shall mean the area described as such in Annex C.

“Warranties” shall mean the Seller Warranties or the Purchaser Warranties (as the context requires).

“Wells” shall have the meaning ascribed to it in Section 6.11.

“Year” shall mean each of Year 1, Year 2, Year 3 and Year 4, and “Years” shall mean Year 1, Year 2, Year 3 and Year 4 collectively.

“Year 1” shall mean the period commencing on the Closing Date and concluding on the eve of the first anniversary of the Closing Date.

“Year 2” shall mean the period commencing on the first anniversary of the Closing Date and concluding on the eve of the second anniversary of the Closing Date.

“Year 3” shall mean the period commencing on the second anniversary of the Closing Date and concluding on the eve of the third anniversary of the Closing Date.

“Year 4” shall mean the period commencing the third anniversary of the Closing Date and concluding on the eve of the fourth anniversary of the Closing Date.

1.2      Principles of Construction.  In this Agreement:

(a)                                 All references herein to Articles and Sections shall be deemed references to articles and sections of this Agreement unless the context shall otherwise require.  The descriptive headings to Articles and Sections are inserted for convenience only, and shall have no legal effect.

(b)                                When calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next day which is a Business Day.

(c)                                 The following rules of interpretation shall apply unless the context shall require otherwise:

(i)                                    Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(ii)                                 Whenever used in this Agreement:

(A)                             the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

(B)                               the words “hereof”, “herein” and similar words shall be construed as references to this Agreement as a whole and not just to the particular Section or subsection in which the reference appears.

(iii)                              A reference to a specific time of day shall be to local time in Paris, France.

(iv)                             A reference to any Party to this Agreement or any party to any other agreement or document includes such Party or party’s successors and permitted assigns.

(v)                                The word “or” shall have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other).

(vi)                             The headings used in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

(vii)                          Any reference in this Agreement to a Hydrocarbon Agreement (or any agreement entered into pursuant to a Hydrocarbon Agreement) shall be deemed to include any variation, modification, extension, renewal or re-enactment of such Hydrocarbon Agreement or agreement.

(viii)                       Reference to any Law includes a reference to that Law provision as from time to time modified or re-enacted.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.1      Agreement to Purchase and to Sell the Shares.  Upon the terms set forth in this Agreement, at the Closing:

(a)                                 the Purchaser shall purchase from the Seller; and

(b)                                the Seller shall sell and deliver to the Purchaser,

the Shares free and clear of all Encumbrances together with all rights and benefits now and hereafter attaching thereto.

2.2      Consideration for the Shares.  The aggregate consideration to be paid for the Shares shall be:

(a)                                 seven million and five hundred thousand Dollars ($7,500,000) to be paid on the Closing Date in cash (the “Base Purchase Price”), subject to adjustments pursuant to and in accordance with Section 2.3 (the Base Purchase Price, after giving effect to any such adjustment, the “Closing Purchase Price”);

(b)                                all Exploration Success Payments (if any) that become payable in accordance with Section 2.6; and

(c)                                 all Net Profit Interest payments (if any) that become payable in accordance with Section 2.7, subject to offset of the Exploration Success Payments paid in respect of each such Net Profit Interest as further described in that Section.

The Closing Purchase Price shall be subject to adjustment after Closing in accordance with Section 2.4 below.

2.3      Closing Adjustment Amount.  The Seller’s good faith estimate of the Closing Revenues, the Closing Expenditures and the Closing Purchase Price is set forth in Annex F and represents the agreed basis for the Closing Purchase Price.  At the Closing, the Base Purchase Price shall be adjusted as follows:

(a)                                 reduced by the Closing Revenues; and

(b)                                increased by the Closing Expenditures.

2.4      Post-Closing Adjustment to Closing Purchase Price.

(a)                                 After the Closing, the Closing Purchase Price shall be adjusted as follows:

(i)                                    reduced by the amount, if any, by which the Final Revenues exceeds the Closing Revenues set forth on Annex F (the “Post-Closing Reduction”); and

(ii)                                 increased by the amount, if any, by which the Final Expenditures exceeds the Closing Expenditures set forth on Annex F (the “Post-Closing Addition”),

each as determined pursuant to Sections 2.4(c) to 2.4(e) inclusive.

(b)                                After the calculation of each of the Final Revenues and the Final Expenditures becomes final and binding upon the Parties in accordance with the remaining provisions of this Section 2.4, then, within five (5) Business Days following such calculation:

(i)                                    if a Post-Closing Reduction is required, the Seller shall deliver such amount in immediately available funds by wire transfer to an account specified by the Purchaser; and

(ii)                                 if a Post-Closing Addition is required, Purchaser shall deliver such amount in immediately available funds by wire transfer to the Seller’s Account (or such other account as may be designated by the Seller).

(c)                                 As soon as practicable after the Closing Date, but no later than forty-five (45) days after the Closing Date, the Purchaser will deliver to the Seller a statement setting forth its proposed calculation of each of the Final Revenues, the Final Expenditures, the Post-Closing Reduction, if any, and the Post-Closing Addition, if any (collectively the “Final Figures”).

If the Seller does not object to the Purchaser’s calculation of the Final Figures within forty-five (45) days after receipt thereof, such calculation shall be final, conclusive and binding on the Parties.

If the Seller objects to the Purchaser’s calculations of the Final Figures, the Seller shall within such forty-five (45)-day period notify Purchaser of the same and deliver its proposed modifications of such calculations to Purchaser.  If the Purchaser disagrees with any of the Seller’s proposed modifications of the calculation of the Final Figures, delivered to the Purchaser pursuant to this Section 2.4(c), the Parties shall negotiate in good faith to reach an agreement with respect to the disputed items during the fifteen (15)-day period following delivery of such proposed modification.

(d)                                If, upon completion of the fifteen (15)-day period described in Section 2.4(c), the Seller and the Purchaser are unable to reach an agreement, they shall promptly cause an internationally recognized accounting firm (the “Independent Accountant”) reasonably satisfactory to the Seller and the Purchaser to review this Agreement and the disputed items or the amounts for the purpose of calculating the Final Figures.

In making such calculation, the Independent Accountant shall consider only those items or amounts in the calculation of the Final Figures, as to which the Seller and the Purchaser have disagreed.

The Independent Accountant shall deliver to the Seller and Purchaser, as promptly as practicable, a report setting forth its calculations.  Such report shall be binding and final upon the Seller and the Purchaser.  The cost of such review and report shall be paid one-half by the Seller and one-half by the Purchaser.

(e)                                 The Parties hereto agree that they will cooperate and assist in the preparation of the calculation of the Final Figures, and in the conduct of the reviews set forth in Section 2.4(c) and 2.4(d), including, without limitation, by making available, to the extent necessary, relevant books, records, information, work papers or other documents and personnel.

2.5      Closing.

(a)                                 The consummation of the sale and purchase of the Shares (the “Closing”) shall take place on October 7, 2009 at the offices of Willkie Farr & Gallagher LLP, Paris, France or at such other location as the Purchaser and the Seller may agree in writing.  The date on which the Closing shall take place is referred to herein as the “Closing Date”.

(b)                                At the Closing:

(i)                                    the Seller shall deliver to the Purchaser:

(A)                             transfer form in respect of the Shares duly executed by the Seller in favor of the Purchaser;

(B)                               Board of Directors resolution approving the entry of the Purchaser into the Company’s Register of Members after the passing of which Mr. Campise, Mr. Lovett and Mr. Fitzgerald (the “Existing Directors”) shall resign as directors of the Company;

(C)                               resignation letters of the Existing Directors with effect as from the Closing;

(D)                              Board of Directors resolution in respect of (i) the removal of Mr. Roy A. Barker from his position as the resident representative of the Company in Turkey with effect as from the Closing and (ii) revocation of his power of attorney dated July 27, 2005 to that effect;

(E)                                release letter of Mr. Barker which shall include Mr. Barker’s irrevocable release towards the Company and his unconditional undertaking that he shall have no claims whatsoever against the Company in relation to his removal from the position as the resident representative of the Company in Turkey;

(F)                                Board of Directors resolution in respect of (i) appointment of Mr. Robert Healey as the new resident representative of the Company in Turkey with effect as from the Closing and (ii) execution under the common seal of the Company of the power of attorney for Mr. Robert Healey to that effect;

(G)                               copies of all existing powers of attorney previously granted by the Company; provided the Seller shall procure that the originals of those documents are promptly delivered to such Person as the Purchaser shall notify the Seller following the Closing Date;

(H)                              certified copies of the resolutions and minutes of the Company and certified extracts from the corporate registers of the Company, provided that the Seller shall procure that the original minutes books and corporate registers of the Company are promptly delivered to such Person in the Cayman Islands as the Purchaser shall notify the Seller following the Closing Date;

(I)                                   copies of any share certificates that have been issued in respect of the Shares if any of the Shares are held in certificated form, together with a declaration of lost certificate; and

(J)                                  other documents, computer files or records in the possession of the Seller relating to the Company, provided the Seller shall procure that any remaining such documents, computer files or records are promptly delivered to the Purchaser following the Closing Date; and

(ii)                                 the Purchaser shall pay to the Seller an amount equal to the Closing Purchase Price by wire transfer of immediately available funds to the Seller’s Account.

All matters at the Closing will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transactions and deliveries of documents required by this Agreement are completed, and title to the Shares shall not be transferred and the Purchaser shall have no property rights or interest in the Shares unless and until the Closing actually takes place and the payment referenced in subsection 2.5(b)(ii) has been effectively made.

2.6      Exploration Success Payments.

(a)                                 Subject to the remaining provisions of this Section 2.6, if a Commercial Discovery has occurred, the Purchaser shall pay to the Seller an exploration success payment in respect of such Commercial Discovery calculated in accordance with Section 2.6(b) and paid in accordance with Section 2.6(f) (each an “Exploration Success Payment” and collectively the “Exploration Success Payments”).

(b)                                Each Exploration Success Payment shall, in respect of the Commercial Discovery to which it applies, equal Reserves multiplied by $/boe multiplied by TDF multiplied by Company’s Share.

(c)                                 A “Commercial Discovery” shall mean a discovery that has Contingent Resources, as determined by the Independent Expert, that are in excess of the amounts set forth in Annex B.

(d)                                Subject to Section 2.8, the Purchaser shall provide prompt written notice to the Seller:

(i)                                    upon the commencement of the spudding of an exploration well in any of the Licences in the period commencing on the Closing Date and concluding at the end of Year 4; and

(ii)                                 following any material developments with respect thereto.

(e)                                 The Purchaser shall instruct the Independent Expert to complete its evaluation of the Contingent Resources and the Reserves within twelve (12) weeks of receiving the data pertaining to each successful exploration well, and the Purchaser shall provide prompt notice to the Seller upon such instruction.  The fees of the Independent Expert appointed pursuant to Section 2.6(e) in respect of that evaluation shall be paid one-half by the Seller and one-half by the Purchaser.

(f)                                   The Exploration Success Payment for the first Commercial Discovery following the Closing Date shall become payable immediately following the date of first production from such Commercial Discovery. For each subsequent Commercial Discovery the Exploration Success Payment shall become payable one (1) calendar month after receipt of the determination of Reserves by the Independent Expert in respect of such Commercial Discovery.  The Purchaser shall make each Exploration Success Payment by wire transfer of immediately available funds to the Seller’s Account (or such other account as may be designated by the Seller), such payment to be accompanied by a detailed statement setting forth the Purchaser’s calculation of the Exploration Success Payment (subject always to Section 2.8).  Exploration Success Payments shall be made by the Purchaser in the order in which they become due.

(g)                                No Exploration Success Payment shall be due in the event the Purchaser declares a field unviable and declines to move forward with development of Contingent Resources.

(h)                                Notwithstanding any other provision of this Section 2.6, no Exploration Success Payment shall be payable in respect of any:

(i)            existing discoveries in SASB or Cendere;

(ii)           discoveries in the sands of the Akcakoca Member by a well drilled from a SASB platform either currently in place, or currently planned in SASB Phase II; or

(iii)          Hydrocarbons produced from an existing well which are at any time after the Closing Date tied back to a platform described in Section 2.6(h)(ii).

(i)                                    In no circumstances shall the aggregate Exploration Success Payments exceed forty million Dollars ($40,000,000) in the period commencing on the Closing Date and concluding at the end of Year 4 nor ten million Dollars ($10,000,000) in any Year (the “Annual Cap”).  Where the Annual Cap is reached in any given Year, any Exploration Success Payments that became payable in such Year in excess of the Annual Cap shall become payable on the last day of the sixth (6th) month of the subsequent Year (subject to the Annual Cap for that subsequent Year), provided that no Exploration Success Payments shall accrue or be carried over after the end of Year 4.

2.7                              Net Profit Interest.

(a)        If a field goes into production that was discovered by an exploration well drilled prior to the end of Year 4 on any of the Licences still held by the Purchaser as at the date at which that well is drilled/field goes into production, the Purchaser shall:

(i)            subject to Section 2.8, promptly provide written notice to the Seller;

(ii)           subject to Section 2.8, provide to the Seller at the end of each Calendar Quarter a detailed statement setting forth the Purchaser’s calculation of the Net Profit Interest for that Calendar Quarter; and

(iii)          pay to the Seller at the end of each Calendar Quarter a net profit interest in respect of such discovery, calculated in accordance with Section 2.7(b) (each a “Net Profit Interest” and collectively the “Net Profit Interests”).

The Purchaser shall make each Net Profit Interest payment, without any deductions being made for Taxes other than withholding taxes required by Law in any or all of the jurisdictions in which the payment passes, by wire transfer of immediately available funds to the Seller’s Account (or such other account designated by the Seller).

(b)       Each Net Profit Interest shall, in respect of the discovery to which it applies, equal (x) 10% multiplied by (a) Net Profit minus (b) Depreciation Charge minus (y) the sum of Accrued G&A not deducted in any previous Net Profit Interest calculation and any and all Exploration Success Payments paid by the Purchaser in respect of that discovery, if any, not deducted in any previous Net Profit Interest calculation.

(c)        Subject to Section 2.7(e), in the event the Seller seeks to sell, assign or otherwise dispose of all or part of its rights derived from any Net Profit Interest payable to it under this Section 2.7 (a “Transfer NPI”), the Purchaser shall have right of first refusal in respect of such Transfer NPI, subject to the following:

(i)            The Seller shall notify the Purchaser promptly of its intention to sell, assign or otherwise dispose of a Transfer NPI and shall provide the Purchaser with all relevant information and documentation concerning such Transfer NPI as shall reasonably be required by the Purchaser in connection with the possible exercise by the Purchaser of such right of first refusal.

(ii)           The Seller shall not sell, assign or otherwise dispose of all or any part of such Transfer NPI to a person other than the Purchaser until the earlier of (x) a waiver by the Purchaser of its right of first refusal or (y) one (1) calendar month following the Purchaser’s receipt of notice by the Seller under Section 2.7(c)(i).

(iii)          In no circumstances shall the Seller sell, assign or otherwise dispose of any Transfer NPI where such disposal is on terms and conditions less favourable to the Seller (including after taking into account the Seller’s potential tax liability in connection therewith) than the terms and conditions offered to the Purchaser pursuant to this Section 2.7(c).

(iv)          Subject to the limitations in this Section 2.7, the Purchaser shall reasonably cooperate in the taking of any actions, and the preparation and execution of any documents related to the sale, assignment or disposal by the Seller of any Transfer NPI.

(d)       Notwithstanding any other provision of this Section 2.7, no Net Profit Interest shall be payable in respect of any:

(i)            existing discoveries in SASB or Cendere;

(ii)           discoveries in the sands of the Akcakoca Member by a well drilled from a SASB platform either currently in place, or currently planned in SASB Phase II; or

(iii)          Hydrocarbons produced from an existing well which are at any time after the Closing Date tied back to a platform described in Section 2.7(d)(ii).

(e)        Notwithstanding any other provision of this Section 2.7, the Seller may sell, assign, transfer or otherwise dispose of all or any part of its rights derived from any Net Profit Interest payable to it under this Section 2.7 to any of its Affiliates (a “Permitted Transfer”), provided that prior to such Permitted Transfer, such Affiliate agrees to be bound by the terms of this Section 2.7.

(f)        Notwithstanding anything herein to the contrary, the Seller shall, upon written notice to Purchaser, have the right to audit the accounts and records of the Purchaser relating to the Net Profits Interest within the twenty-four (24) month period following the first month of production.

(g)       The Parties acknowledge and agree that no Net Profit Interest payment in respect of a field will fall due until such time as the cumulative Net Profit Interest payable in respect of that field exceeds the Exploration Success Payment payable in respect of that field (if any).

2.8                              Disclosure of Information. The Purchaser and Guarantor shall use their best efforts to timely obtain any Third Party consents required for the release of information required to be provided to the Seller under Section 2.6 or Section 2.7.  The Seller shall give the Purchaser and the Guarantor such assistance as the Purchaser and/or the Guarantor reasonably request, including the execution of any documentation and the taking of any step reasonably necessary in order to obtain such consents.  In the event any such consent cannot be obtained, the Parties shall appoint a Third Party reasonably satisfactory to all Parties to verify on behalf of the Seller that the calculation of the applicable Exploration Success Payment or Net Profit Interest is in accordance with this Agreement.  The fees of such Third Party shall be paid one-half by the Seller and one-half by the Purchaser.

2.9                              Divestiture.

(a)        Subject to Section 2.9(b), if the Purchaser elects to sell, assign or otherwise divest any or all of the Participating Interests (other than to the Seller, an Affiliate of the Seller or an Affiliate of the Purchaser) (a “Divestiture”), the following provisions shall apply:

(i)            10% of the consideration the Purchaser and/or the Company (as the case may be) receives in respect of such Divestiture (after deduction for withholding taxes required by law in any or all of the jurisdictions in which the payment passes), less an amount equal to all Exploration Success Payments paid by the Purchaser to the Seller in respect of the Licence that is subject of the

Divestiture, shall be payable to the Seller within five (5) Business Days of the Purchaser’s receipt of that consideration;

(ii)           in the event the Purchaser and/or the Company (as the case may be) receives all or a portion of the consideration for such Divestiture in a form other than cash, the procedures set forth in Annex E shall govern the determination of that Cash Value;

(iii)          the Parties acknowledge and agree that if the Purchaser divests of the entire Participating Interest in a Licence and pays to the Seller the amount due in respect of that Divestiture in accordance with this Section 2.9, then no further Exploration Success Payments or Net Profit Interest shall be payable in respect of that Licence; and

(iv)          the Parties acknowledge and agree that if the Purchaser divests of only part of the Participating Interest in a Licence and pays to the Seller the amount due in respect of that Divestiture in accordance with this Section 2.9, the Company’s Share shall be reduced accordingly and the Net Profit applicable to Net Profit Interest payable in respect of that Licence (if any) shall be reduced accordingly.

(b)       The Parties agree that if the Purchaser assigns, transfers or novates any or all of the Participating Interests to a Third Party (other than to an Affiliate of any of the Parties) in consideration for:

(i)            that Third Party carrying out, or causing to be carried out, certain specified seismic, drilling, work program or other activities in the Licence to which the Participating Interest pertains; and/or

(ii)           that Third Party paying the Company’s Participating Interest share of costs and expenses associated with certain specified seismic, drilling, work program or other activities in such Licence, such an assignment, transfer or novation of any interest in excess of a 50% Participating Interest shall not be a Divestiture for the purposes of this Agreement; provided that if the payment due by the Purchaser to the Seller under this Section 2.9 shall render the related project uneconomic, the Parties shall agree to negotiate an equitable settlement in lieu of such payment.  This provision shall not apply to, and no payment shall be due under this Section 2.9 in respect of, Participating Interests in respect of Samsun and Trabzon.

ARTICLE III

WARRANTIES
OF THE SELLER

The Seller hereby warrants to the Purchaser that each of the statements made in this ARTICLE III  is true and correct as of the date hereof and the Closing Date:

3.1                              Legal Capacity, Enforceability, Absence of Certain Claims.

(a)        The Seller is (x) duly organized and validly existing under the laws of its jurisdiction of incorporation, and (y) has the corporate capacity and authority and full legal right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)       The entering into of this Agreement and the performance of the obligations of the Seller hereunder have been duly authorized by all necessary action (corporate or other) and proceedings, and this Agreement constitutes the valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

(c)        No direct or indirect shareholder of the Company which is an Affiliate of the Seller has any claim against the Company.

3.2                              No Conflict or Violation.  Neither the entering into of this Agreement, nor the performance by the Seller of its respective hereunder, nor the consummation of the transactions provided for hereby, does or will:

(a)        conflict with or violate any provision of the Organizational Documents of the Seller; nor

(b)       constitute a material violation by the Seller of any Laws or Judgments.

3.3                              Governmental Authorizations.

(a)        No material Governmental Authorization is required to be made or obtained by the Seller in connection with: (x) the entering into of this Agreement, (y) the performance of its obligations hereunder, or (z) the consummation of any of the transactions contemplated by this Agreement.

(b)       To the Knowledge of the Seller, all material Governmental Authorizations required by Law for the Company to conduct its operations in respect of the Licences as now being conducted have been obtained and are in full force and effect.

3.4                              The Shares.

(a)        All of the Shares are duly authorized, have been properly and validly issued, are fully paid-up and are owned, legally and beneficially by the Seller free and clear of all Encumbrances.

(b)       The Shares are the only issued and outstanding interests in the share capital of the Company and there are no outstanding subscription rights, options, conversion rights, warrants, or other agreements providing for the issuance, sale or purchase of any interests in the share capital of the Company or any securities of any Person outstanding which upon conversion or exchange or exercise would require, the issuance, sale, purchase, redemption or transfer of any additional shares of capital stock or other securities of the Company or other securities convertible into, exchangeable or exercisable for or evidencing the right to subscribe for or purchase shares of capital stock or other securities of the Company.  The Seller is not a party to any voting trust relating to the Shares.

(c)        Without limitation to the preceding provisions of this Section 3.4 the pledge by the shareholder of the Company in respect of all or some of the Shares in favour of Barclays Bank PLC has been released and no longer Encumbers the Shares (or any of them).

3.5                              The Company.

(a)        The Company (x) is a company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate capacity to hold title to its assets and to conduct its Business as now being conducted, and (y) is qualified or otherwise authorized to do business as a foreign corporation in Turkey and in each jurisdiction in which the character of the properties owned or held by it under lease or licence or its business requires such qualification or authorization.  Documentation to dissolve the Company in Liberia was duly filed and, following such filing, the Company was duly dissolved in accordance with Liberian law.

(b)       The Purchaser has been provided with a true and complete copy of the Company’s Organizational Documents as amended through the date hereof.  No resolution has been adopted providing for the amendment of any such Organizational Documents which is not reflected therein, nor for the dissolution or winding-up of the Company.

(c)        The Company neither has direct or indirect Subsidiaries nor owns any equity interest or voting rights in any other company, partnership, joint venture or other Entity.

(d)       As of the date of this Agreement, the Company has not filed for bankruptcy, or sought or obtained protection from creditors, in any jurisdiction and there has been no formal request for the annulment or the dissolution of the Company or appointment of an administrator to manage the Company’s affairs, nor has any petition been filed (or threatened to be filed) with any competent authority requesting the initiation of any restructuring or liquidation procedures with respect to the Company.

(e)        Without limitation to Section 3.6(c), as of the date of this Agreement the Company has complied with applicable Laws relating to the filing of statutory corporate statements with Governmental Authorities.  All material corporate records of the Company have been properly maintained and duly filed.

(f)        On and from the date on which the Company was registered by way of continuation in the Cayman Islands:

(i)            the corporate records of the Company have been kept in accordance with the corporate laws governing them; and

(ii)           the share register of the Company has at all times from that date been kept and maintained in the Cayman Islands.

3.6                              Financial Statements.

(a)        Schedule 3.6 to the Disclosure Letter sets forth copies of the audited balance sheet of the Company Branch as at December 31, 2008, together with the related audited profit and loss statement, the audited statement of cash flows (if submitted for Turkish statutory purposes), other audited financial information (as applicable) and the related notes (if applicable) for the fiscal year ended 31 December 2008, accompanied by the report of PWC Turkey.  Schedule 3.6 to the Disclosure Letter shall also include the unaudited balance sheet, profit and loss statement and statement of cash flows for the interim period ended 30 June 2009.  Such balance sheets being referred to as the “Balance Sheets”, and such financial statements being referred to collectively as the “Reference Financial Statements”).

(b)       The Reference Financial Statements, except as indicated therein, were each prepared in accordance with Applicable Accounting Principles and Turkish statutory accounting principles, and are complete and correct.

(c)        As of the date of this Agreement, the Company (and the Company Branch) has complied with applicable Laws relating to the filing of statutory financial statements with the Turkish Governmental Authorities and with accounting requirements with respect to Tax accounting.  All material financial records of the Company have been properly maintained and duly filed.

(d)       Except as set forth on Schedule 3.6 to the Disclosure Letter, since June 30, 2009 until the date of this Agreement there has been no Material Adverse Effect.

(e)        The current balance payable by the Company to the Seller, in the amount of $87 million equivalent, which was included in the Company statutory balance sheet as of 30 June 2009 has been properly accounted for in the statutory accounts of the Company in accordance with the applicable Law.  The Seller relinquishes all risks, rights, benefits, claims and/or privileges associated with such amount at Closing.

(f)        The financial statements of the Company provided by the Company (or on the Company’s behalf with the Company’s consent) to Governmental Authorities in Turkey were, to the Seller’s Knowledge, complete and correct.

3.7                              Ordinary Course of Business.  Except as set forth on Schedule 3.7, since June 30, 2009 until the Closing Date, (i) the Company has conducted its Business in all material respects in the Ordinary Course in substantially the same manner as theretofore conducted and (ii) there have been no events or transactions of any kind which have had or are reasonably likely to have a Material Adverse Effect.

3.8                              Tax Matters.  As of the date of this Agreement:

(a)        the Company has properly and timely filed or caused to be filed with the appropriate Governmental Authorities all material Tax Returns that were required to be filed by or on behalf of the Company through the date hereof;

(b)       the Company has properly and timely paid all Taxes, to the extent that such Taxes were required to be paid by the Company prior to the date hereof;

(c)        to the Knowledge of the Seller, there are no pending audits, investigations or other Proceedings relating to the assessment or collection of Taxes for which the Company is liable; and

(d)       to the Knowledge of the Seller, without limitation to the preceding provisions of this Section 3.8, the Company has no outstanding material liability in respect of interest, penalties or fines in respect of any Taxes due and payable by the Company.

3.9                               Real Property.

(a)        As of the date hereof, the Company owns no real properties.

(b)       Schedule 3.9(b) to the Disclosure Letter sets forth an accurate and complete list of all leases of the Company as of the date hereof which are material to the Business as presently conducted.  Except as disclosed on Schedule 3.9(b) to the Disclosure Letter and as of the date hereof, assuming valid title in the lessor of such real property, to the Knowledge of the Seller the Company has the right to occupy and use all real property shown on such Schedule as leased by them.

3.10                       Tangible Personal Property.  As of the date of this Agreement, (x) the Company has valid title to all such items of machinery and equipment which it owns, in each case free and clear of any Encumbrances other than Permitted Encumbrances, (y) where required by applicable Law, maintenance contracts for such items of machinery and equipment are in full force and effect.

3.11                        Intellectual Property and Software.

(a)        Schedule 3.11 to the Disclosure Letter sets forth a list of all material Intellectual Property Rights owned by or licenced to the Company as of the date of this Agreement.

(b)       To the Knowledge of the Seller, as of the date of this Agreement:

(i)            the Company has valid title to the Intellectual Property Rights shown on Schedule 3.11 to the Disclosure Letter as being owned by it, free and clear of any Encumbrances other than Permitted Encumbrances; and

(ii)           no Proceedings are pending wherein the Company is alleged to have infringed or otherwise violated any Intellectual Property Right owned by any Third Party.

3.12                        Proceedings.  Except as disclosed on Schedule 3.12 to the Disclosure Letter and as of the date of this Agreement:

(a)        the Company is not involved, whether as claimant or defendant or other party, in any Proceeding currently in process or, to the Knowledge of the Seller, threatened in writing (other than as a claimant in the collection of debts arising in the Ordinary Course which in aggregate do not exceed one hundred thousand Dollars ($100,000), and which individually do not exceed ten thousand Dollars ($10,000)), which if adversely determined against the Company is reasonably likely to have a Material Adverse Effect;

(b)       the Company is not subject to any Judgment that has or is reasonably likely to have a Material Adverse Effect; and

(c)        to the Knowledge of the Seller, there is no investigation or enquiry, including any pending or threatened investigation or enquiry, against the Company which if adversely determined against the Company would have or is reasonably likely to have a Material Adverse Effect.

3.13                       Hydrocarbon Agreements.  Except as disclosed on Schedule 3.13, with respect to the Hydrocarbon Agreements and as of the date of this Agreement:

(a)        the Hydrocarbon Agreements are in full force and effect in accordance with their respective terms and constitute legal, valid and binding obligations of all parties thereto;

(b)       all royalties, rentals and other payments due thereunder have been properly and timely paid;

(c)        to the Knowledge of the Seller, there are currently pending no written requests or demands for payments, adjustments of payments or performance pursuant thereto except, as the case may be, for penalties and forfeiture payments which arise or may arise in relation to the Hydrocarbon Agreements as a result of the non-participation in exploration or development; and

(d)       to the Knowledge of the Seller, no other party to any Hydrocarbon Agreement is in breach of any of its obligations thereunder.

3.14                        Title to the Participating Interests.  Without limitation to Section 3.13 above:

(a)        the Company’s legal and beneficial ownership of each License is consistent with its Participating Interest in respect of the applicable Licence set out in Annex C;

(b)       the right, title and interest of the Company in and to the Licences and to each such Participating Interest is free and clear of all Encumbrances; and

(c)        each of the Licences are in full force and effect in accordance with their respective terms.

3.15                        Material Contracts.

(a)        Schedule 3.15 to the Disclosure Letter sets forth a list of all Contracts of each of the following types to which the Company is a party and under which the Company has any express obligations to any Person continuing as of the date of this Agreement:

(i)            any loan or security agreement relating to the borrowing or lending of money by the Company in excess of fifty thousand Dollars ($50,000);

(ii)           any agreement pursuant to which the Company is expressly committed to sell any of its assets or properties (other than inventory) to a Third Party for a sale price in excess of fifty thousand Dollars ($50,000) (excluding value added tax, sales tax or any other similar taxes) in any one case or pursuant to which the Company has granted to a Third Party any option or preferential right to purchase any of its assets or properties (other than inventory);

(iii)          any guarantee pursuant to which the Company has expressly guaranteed the obligations of a Third Party;

(iv)          any agreement pursuant to which the Company has expressly agreed not to engage in or not to compete with any Third Party in any line of business which is material to the Company;

(v)           any agreement with the Seller or any of its Affiliates, irrespective of the content or value of such agreement;

(vi)          all areas of mutual interests agreements, purchase or sale agreements (other than with respect to production of Hydrocarbons in the Ordinary Course), partnership agreements (other than tax partnerships), joint venture and exploration or development program agreements relating to the Licences or by which the Licences are bound;

(vii)         all Hydrocarbons production sales or purchase, transportation, marketing, supply, exchange and processing agreements relating to the Licences other than such agreements that are terminable on upon not more than ninety (90) days’ notice without material penalty by the Company;

(viii)        any contracts or agreements that could reasonably be expected to require capital expenditures by the Company in excess of one hundred thousand Dollars ($100,000) in any calendar year;

(ix)          other than contracts governing the sale of Hydrocarbons, any contracts or agreements related to the Licences under which the Company has received in excess of one hundred thousand Dollars ($100,000) of revenues net of direct expenses in any calendar year;

(x)           any contracts or agreements providing for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Licences;

(xi)          any contract or agreement with any labor union or employee association that relates to the Company’s employees (or any of them);

(xii)         other than (x) this Agreement, (y) contracts or agreements governing the sale of Hydrocarbons or (z) the disposition in the Ordinary Course of equipment no longer suitable for Hydrocarbons field operation, any contract or agreement for, or that contemplates, the sale, exchange or transfer of any of the Company’s Participating Interest;

(xiii)        any unit agreement and any operating agreement applicable to any Licence; and

(xiv)        any other agreement material to the Business of the Company as presently conducted, made other than in the Ordinary Course of Business and pursuant to which the Company is expressly committed to make future payments in excess of fifty thousand Dollars ($50,000) (excluding value added tax, sales tax any other similar taxes) during any calendar year and which is not cancellable by the Company without material penalty upon one year’s notice or less,

(the foregoing Contracts being referred to collectively as the “Material Contracts” and individually as a “Material Contract”).

(b)                      Except as disclosed on Schedule 3.15(b) to the Disclosure Letter, except as would not have a Material Adverse Effect:

(i)            the Company has not violated or breached, or committed any default under such Material Contracts and, to the Knowledge of the Seller, no other party to such Material Contract has violated or breached, or committed any default under a Material Contract;

(ii)           neither entering into, nor compliance with, nor completion of this Agreement by the Company will result in a material breach of or, to the Knowledge of the Seller, permit a party thereto to terminate or vary, or result in any material Encumbrance, under any Material Contract;

(iii)          the Company has not received or given written notice as of the date of this Agreement that the Company is in material default under any Material Contract, which default remains unremedied as of the date hereof;

(iv)          each of the Material Contracts is in full force and effect; and

(v)           the Company has not received or given written notice as of the date of this Agreement that a party to any Material Contract intends to exercise any right of cancellation, termination, acceleration or modification under any such Material Contract.

(c)        Prior to the date hereof, the Seller has furnished to the Purchaser a true and complete copy of each Material Contract and all amendments thereto.

3.16                       Insurance.  Subject to Section 6.10, all material insurance policies maintained by the Company as of the date hereof are in full force and effect and, except as disclosed on Schedule 3.16 to the Disclosure Letter, will not terminate or lapse solely by reason of the sale and purchase of the Shares pursuant to the terms hereof.  There are no outstanding unpaid premiums other than premiums accrued but not yet payable in the Ordinary Course of Business of the Company, and there are no provisions in any insurance coverage of the Company for retroactive premium adjustments in respect of all material insurance policies maintained by the Company.

3.17                        Employment Matters.

(a)        Except as disclosed on Schedule 3.17(a) to the Disclosure Letter, there are no Contracts, plans or other arrangements by which the Company is bound which contain any “change of control” or similar severance provisions with respect to any of the Listed Employees.

(b)       Except as disclosed on Schedule 3.17(b), during the past twelve (12) months until the date hereof the Company has not undertaken to materially increase the rates of remuneration or to grant a material bonus to any of the Listed Employees.  There is no Listed Employee who is entitled upon termination of his or her employment agreement with the Company to the payment by the Company of an amount exceeding that required by applicable law.

(c)        During the past twelve (12) months until the date hereof there have been no claims or actions brought on behalf of any employees or strike action.

(d)       During the past twelve (12) months until the date hereof, the Company has not received any written notice of any investigations or audit by any Governmental Authority relating to employment, labor or workplace health and safety matters and no such investigation or audit is in progress.

(e)        During the past twelve (12) months until the date hereof, the Company has not received written notice (the subject of which has not been resolved as required thereby or otherwise to the satisfaction of the Person who sent the same) of any material violation of any Law relating to employment, employment practices or the terms and conditions of employment, including with respect to health, safety, overtime, working conditions, retirement.

(f)        There are no share incentive, share option, profit sharing, bonus or other incentive arrangements covering any employees or former employees of the Company.

(g)       Except as is required by Law, the Company is not under any obligation to provide any payment on retirement or retirement pension or death pension to or in respect of any current or past employee or director.

3.18                        Customs Obligations.

(a)        During the past twelve (12) months until the date hereof, the Company has timely complied with all material customs obligations in connection with its import and export operations.

(b)       During the past twelve (12) months until the date hereof, there are and have been no audits, investigations or other Proceedings relating to compliance by the Company of its customs obligations, and no claim related to customs duties or obligations has been notified in writing to the Company by any Governmental Authority on or before the date hereof.

3.19                        Legal Compliance.  Without limitation to the preceding provisions of this ARTICLE III:

(a)        the Company is not, and has not been in the two (2) years prior to the date hereof, in violation or default of any applicable Law, except for violations of such Laws that would not have or are not reasonably likely to have a Material Adverse Effect;

(b)       the Company is not, and has not been in the two (2) years prior to the date hereof, in violation or default of any anti-corruption, trading-in influence, anti-bribery, anti-terrorism or anti-money laundering Laws applicable to the Company or the Seller, whether or not directly applicable to the Company;

(c)        to the Knowledge of the Seller, the Company does not, have any direct or indirect owner, director, officer or employee who is a Public Official; and

(d)       to the Knowledge of the Seller, neither the Company nor its directors, officers or employees has made, promised or authorized the making of a Prohibited Payment with respect to (i) any circumstances related to the Company’s Business or the award of the Hydrocarbon Agreements or (ii) any circumstances pertaining to any and all activities and affairs related to the Company’s Business or the Hydrocarbon Agreements.

3.20                        Environmental Compliance.

(a)        The Company is not in material violation or default of any applicable Environmental Law.

(b)       To the Knowledge of the Seller, no Environmental Claim has been commenced and no Environmental Claim is threatened against the Company, in each case where such Environmental Claim is reasonably likely to be adversely determined against the Company, and which, if so determined, would have or is reasonably likely to have a Material Adverse Effect.

ARTICLE IV

WARRANTIES
OF THE PURCHASER AND THE GUARANTOR

The Purchaser and the Guarantor each hereby warrant to the Seller that each of the statements made in this ARTICLE IV is true and correct as of the date hereof and the Closing Date:

4.1              Organization; Legal Capacity and Enforceability.

(a)                                 Each of the Purchaser and the Guarantor is duly organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate capacity and authority and full legal right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)                                The entering into of this Agreement and the performance of each of the Purchaser’s and the Guarantor’s obligations hereunder have been authorized by all necessary actions (corporate or other) and proceedings on the part of the Purchaser and the Guarantor, as applicable.  This Agreement has been duly signed by the Purchaser and the Guarantor and constitutes a legal, valid and binding obligation of each of the Purchaser and the Guarantor, enforceable against it in accordance with its terms.

4.2              No Conflict or Violation.  Neither the entering into of this Agreement, nor the performance by the Purchaser or the Guarantor of its respective obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

(a)                                 conflict with or violate any provision of the Organizational Documents of either of the Purchaser or the Guarantor; or

(b)                                constitute a violation by either the Purchaser or the Guarantor of any Laws or Judgments.

4.3              Governmental Authorizations.  No Governmental Authorization is required to be made or obtained by the Purchaser or the Guarantor in connection with:  (a) the entering into of this Agreement by each of the Purchaser and the Guarantor (b) the performance by each of the Purchaser and the Guarantor of its obligations hereunder or (c) the consummation of any of the transactions contemplated by this Agreement.

4.4              Availability of Funds.  Sufficient funds will be available to the Purchaser on the Closing Date to satisfy the Closing Purchase Price.

4.5              Required Shareholder Approval. The Required Shareholder Approval has been obtained.

ARTICLE V

MUTUAL WARRANTIES

Without limitation to the representations and warranties set out in Article III and Article IV above, each Party hereby represents and warrants to each other Party with effect as of both the date hereof and the Closing Date that neither that Party nor its Affiliates have made, offered, or authorized and will not make, offer or authorize any Prohibited Payment in connection with the matters which are the subject to this Agreement, where such payment, gift or promise would violate:

5.1              the Laws applicable to such Party;

5.2              the laws of the country of formation of the Party or such Party’s ultimate parent company (or its principal place of business); or

5.3              the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries.

ARTICLE VI

INDEMNITIES; CLAIMS; INSURANCE

6.1              Indemnification Obligations. From and after the Closing and subject to the provisions of this ARTICLE VI:

(a)                                 the Purchaser shall be entitled to demand the Seller pay as a partial repayment of the Closing Purchase Price an amount equal to all Damages suffered by either or both the Purchaser and the Company as a direct result of any material breach of any of the Seller Warranties; and

(b)                                the Seller shall be entitled to demand from the Purchaser an amount equal to all Damages suffered by the Seller as a direct result of any material breach of any of the Purchaser Warranties.

6.2              Disclosure Letter.

(a)                                 From and after the Closing, and absent fraud or willful misconduct, the right to Damages shall be the Purchaser’s exclusive remedy for any such inaccuracy or breach of Seller Warranties.

(b)                                The Disclosure Letter (including Schedules thereto which in any case is deemed to be included in the Disclosure Letter) is part of the present Agreement, and any matter fairly disclosed in the Disclosure Letter (including Schedules thereto) shall be deemed disclosed for all purposes of this Agreement notwithstanding the absence of any specific cross-references in the Schedule or Section in question.

6.3              Method of Asserting Claims, etc.  Any claims by a Party (the “Indemnifying Party”) against another Party (the “Indemnified Party”) under this ARTICLE VI shall be asserted and resolved as follows:

(a)                                 Claim Notices. In the event that (x) any claim or proceeding is asserted or instituted by any Third Party which, if successful, could give rise to Damages for which the Indemnifying Party could be obligated to the Indemnified Party pursuant to Section 6.1, (any such claim or proceeding, a “Third Party Claim”), or (y) the Indemnified Party has a claim against the Indemnifying Party which does not involve a Third Party Claim (any such claim, a “Direct Claim”), the Indemnified Party shall send to the Indemnifying Party a written notice (a “Claim Notice”) specifying the factual basis of such claim and the amount or a good faith estimated amount of related Damages (which estimate shall not be conclusive of the final amount of such claim) and such available supporting evidence available to the Indemnified Party as may reasonably be requested by the Indemnifying Party to assess the merits of the claim and the computation or estimate of Damages.

(b)                                Time for Claim Notice. The Indemnified Party shall deliver a Claim Notice to the Indemnifying Party:  (x) in the case of a Third Party Claim, within thirty (30) days of receipt of actual notice of such Third Party Claim (or such shorter period as may be necessary or warranted under the circumstances); and (y) in the case of a Direct Claim, within ten (10) days after the Indemnified Party first becomes aware of the facts upon which such Direct Claim is based; provided, however, that a failure by the Indemnified Party to comply with the notice periods set forth above shall have no consequences on its ability to claim under this ARTICLE VI unless and to the extent that (x) such failure has caused the Damages for which the Indemnified Party is entitled to under this ARTICLE VI to be greater than they would have been had the Indemnified Party given timely notice (it being agreed the Damages for which the Indemnifying Party may be obligated shall be reduced to the extent of any such prejudice) or (y) has reduced the likelihood to prevail against a Third Party Claim.

(c)                                 Direct Claims. In the event of a Direct Claim, the Indemnifying Party shall have thirty (30) days following its receipt of the relevant Claim Notice or, if the amount of the Direct Claim was not determined at the time of the Claim Notice, the date on which the amount of the Direct Claim has been notified to it by the Indemnified Party (the “Direct Claim Review Period”) to make such investigation of the underlying claim as it considers necessary or desirable acting reasonably.  During the Direct Claim Review Period, the Indemnifying Party and Indemnified Party shall use their commercially reasonable endeavors to reach an amicable solution with respect to the validity and the amount of the Direct Claim.  If the Indemnifying Party and the Indemnified Party agree, on or prior to the expiration of the Direct Claim Review Period, upon the validity and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party, within ten (10) days following the date of such agreement, the full agreed amount of such Direct Claim.  If the Indemnifying Party and the Indemnified Party fail to agree, on or prior to the expiration of the Direct Claim Review Period, upon the validity and amount of such Direct Claim, the dispute shall be resolved by arbitration proceedings as provided by Section 8.15.

(d)                                Third Party Claims.

(i)                                    Third Party Claim Review Period.  In the event of a Third Party Claim, the Indemnifying Party shall have thirty (30) days following its receipt of the relevant Claim Notice (the “Third Party Claim Review Period”) to make such investigation of the underlying claim as it considers necessary or desirable acting reasonably.  During the Third Party Claim Review Period, the Indemnifying Party and the Indemnified Party shall use their reasonable endeavors to reach an amicable solution with respect to such Third Party Claim.  If the Indemnifying Party and the Indemnified Party fail to agree, on or prior to the expiration of the Third Party Claim Review Period, upon an amicable solution with respect to such Third Party Claim, the dispute may be resolved by arbitration proceedings as provided by Section 8.15.

(ii)                                 Defense of Third Party Claim.

(A)                             From and after the delivery of a Claim Notice hereunder and until such time, if any, as it is determined or agreed that the Indemnifying Party has no liability to the Indemnified Party in respect of the relevant Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to control the defense of each Third Party Claim and to retain the counsel of its choice, to represent the Indemnified Party (and the Company).  The Indemnified Party shall (at the Indemnifying Party’s cost) take (and procure that the Company take) such actions as the Indemnifying Party shall consider reasonably necessary or appropriate under the circumstances to cooperate with the Indemnifying Party and its counsel in defending such Third Party Claim, and shall refrain (and shall procure that the Company refrains) from taking any action likely to jeopardize or interfere with the defense of such claim.  The Indemnified Party may assist, at its expense, in the defense of any Third Party Claim with counsel of its choice, reasonably acceptable to the Indemnifying Party.  The Indemnifying Party shall keep the Indemnified Party reasonably informed of the development of the underlying claim.  The conduct of the defense of a Third Party Claim by the Indemnifying Party shall at all times take into account the legitimate business interests of the Company and shall not be deemed to constitute an admission or acknowledgement of liability to the Indemnified Party in respect of such Third Party Claim.

(B)                               In the event that the Indemnifying Party (x) shall fail to assume control of the defense of a Third Party Claim after written notice to such effect by the Indemnified Party, or (y) shall notify the Indemnified Party of its intention not to assume control of the defense of a Third Party Claim, the Indemnified Party shall conduct the defense of such Third Party Claim in good faith and using all reasonable means and defenses available to it taking into account the legitimate business interests of the Company and shall have the right to retain counsel of its choice, reasonably acceptable to the Indemnifying Party, at the cost of the Indemnifying Party (under circumstances where the Indemnifying Party is ultimately found to be liable for Damages resulting from or arising out of such Third Party Claim).  The Indemnifying Party may assist, at its expense, in the defense of any Third Party Claim with counsel of their choice, reasonably acceptable to the Indemnified Party.  The Indemnified Party shall keep the Indemnifying Party reasonably informed of the development of the underlying claim.

(iii)                              Settlement of Third Party Claims.  The Indemnifying Party shall not be liable for any Third Party Claim which is settled or otherwise compromised or in respect of which any admission of liability is made without its prior written consent and no amounts payable in respect of any such settlement or compromise of a Third Party Claim made without the prior written consent of the Indemnifying Party shall be due by the Indemnifying Party.  In such connection, in the event the Indemnified Party (or the Company) shall (x) receive from a Third Party or (y) propose to make to a Third Party, an offer of settlement of a Third Party Claim (a “Settlement Offer”), the Indemnified Party shall notify the Indemnifying Party of such Settlement Offer promptly upon receipt thereof from the Third Party and reasonably in advance of responding thereto, or reasonably in advance of making such Settlement Offer, and shall provide with such notice all related supporting documentation reasonably required to enable the Indemnifying Party to assess the relative merits of the Settlement Offer.  At the reasonable request of either the Indemnified Party or the Indemnifying Party, the Parties will consult in good faith with respect to any such Settlement Offer.  In the event that a Settlement Offer is received which the Indemnifying Party, but not the Indemnified Party is willing to accept, the Indemnified Party may elect to continue the defense of such Third Party Claim at its own expense, in which case the liability of the Indemnifying Party shall be capped at Damages calculated as if the Third Party Claim were settled in accordance with the proposed Settlement Offer.

(e)                                 Duty to Mitigate. The Indemnified Party shall use its reasonable endeavors to mitigate any Damages resulting from or arising out of any matters giving rise to a claim under this ARTICLE VI.

(f)                                   Payment. No amount shall become due and payable by the Indemnifying Party to the Indemnified Party (x) in respect of any claim arising by reason of contingent liability, unless and to the extent that such contingent liability ceases to be contingent and has become an actual liability; and (y) in respect of any Third Party Claim unless and to the extent that the Indemnified Party (or the Company) is under the obligation to pay the relevant Damages to the relevant Third Party as a result of a Judgment or a binding settlement or other agreement among the relevant Parties entered into in accordance with the terms of this Agreement.  If the Seller pays any sum to the Purchaser in respect of a claim under the Seller Warranties, the Closing Purchase Price shall be deemed, to the extent permissible under applicable law, to be reduced by the amount of such payment.

(g)                                Subrogation. No amount shall become due and payable to the Indemnified Party in respect of any claim unless the Indemnified Party shall have used its best efforts to subrogate the Indemnifying Party in all its (and the Company’s) rights against Third Parties in respect of such claim.

(h)                                Right of Set-off. The Purchaser may set-off any and all amounts determined pursuant to:

(i)                                    in respect of a Direct Claim, an arbitral Judgment in accordance with Section 8.15; or

(ii)                                 in respect of a Third Party Claim, a final, non-appealable Judgment of a court of competent jurisdiction,

to be payable by the Seller pursuant to this ARTICLE VI against amounts due from the Purchaser to Seller in respect of Exploration Success Payments and Net Profit Interests.

6.4              Consequential Damages. Notwithstanding any term or provision of this Agreement to the contrary, in no event shall any Party nor Affiliate of a Party be liable to any other Party for any indirect, incidental, consequential, special, exemplary or punitive damages arising out of or relating to this Agreement; except to the extent any such Party was required to pay such damages to a Third Party in connection with a Third Party Claim, in which event such damages shall be recoverable hereunder.

6.5              Calculation of Damages.

(a)                                 Deductions.  In calculating the amount of any Damages which may be due and payable to the Indemnified Party as a result of any claim brought by the Indemnified Party pursuant to the above, there shall be deducted:

(i)                                    the amount of any indemnification or other recoveries (including insurance proceeds) paid to the Indemnified Party (or to the Company in the case of a claim brought by the Purchaser) by any Third Party with respect to such Damages;

(ii)                                 the amount of any insurance proceeds which would have been recoverable by the Purchaser or the Company with respect to such Damages had the insurance coverage of the Company in effect on date hereof not been modified by the Purchaser or the Company on or subsequent to the date hereof (unless such modifications were unilaterally imposed by the relevant insurers on the Company as a direct consequence of any events occurring prior to the date hereof);

(iii)                              the amount of any reserve, provision or liability included in the Reference Financial Statements for Damages of the type to which such claim relates;

(iv)                             the amount of any corresponding Tax savings or benefit (including any Tax reduction, credit, or loss carry-back or carry-forward) actually available to the Indemnified Party (or to the Company in the case of a claim brought by the Purchaser) which, in the case of any Damages which are of a type deductible from the taxable results of the Indemnified Party (or to the Company in the case of a claim brought by the Purchaser), shall be equal to the product of (x) the amount of such Damages, and (y) the applicable corporate tax rate at the time of payment; and

(v)                                in the case of any Damages suffered or incurred by the Company, the amount of any corresponding gain or benefit (net of Tax) (including the reduction or discharge of any liability) effectively accrued to the Company directly from the specific matter giving rise to such Damages (including, in the case of any cancellation of any provision giving rise to any liability for Taxes, the amount of any corresponding income accruing to the Company as a result of such cancellation), provided that such set off shall never result in an obligation for the Purchaser (or to the Company in the case of a claim brought by the Purchaser) to effect any payment for the excess (if any) of the gain or benefit over the Damages.

(b)                                No Multipliers.  For purposes of computing the amount of any Damages, only the Damages actually sustained by the Indemnified Party or the Company shall be taken into account, to the exclusion of any price/earnings or similar multiplier or valuation factor (whether or not implicit in the Closing Purchase Price).

6.6              Limitations, De minimis, Thresholds.  No amount shall become due and payable by the Indemnifying Party in respect of any claim from breach of Warranties brought by the Indemnified Party, unless and only to the extent that:

(a)                                 the amount of Damages against which the Indemnified Party is entitled to recover in respect of any single claim or series of related claims exceeds seventy five thousand Dollars ($75,000) (the “Individual Claim Threshold Amount”) (it being understood that if the amount of such Damages shall exceed the Individual Claim Threshold Amount, the Indemnified Party’s repayment obligation shall extend to the entire amount of such Damages, including the amount up to the Individual Claim Threshold Amount, subject, however to Section 6.6(b) below); and

(b)                                the cumulative and aggregate amount of all Damages in respect of which the Indemnified Party is entitled to under Section 6.6(a) (the “Cumulative Claim Threshold Amount”) shall:

(i)                                    exceed seventy five thousand Dollars ($75,000) in respect of any claim from breach any of the Seller Warranties set out in Sections 3.4, 3.5(a) - 3.5(e)

(inclusive) and 3.14, provided that if this Cumulative Claim Threshold Amount is reached then the Seller shall be liable for the entire amount of such Damages including the amount up to the Cumulative Claim Threshold Amount; and

(ii)                                 exceed one million Dollars ($1,000,000) in respect of any claim from breach of any of the other Warranties, provided that if this Cumulative Claim Threshold Amount is reached then the Indemnifying Party shall be liable for the entire amount of such Damages including the Cumulative Claim Threshold.

(c)                                 Maximum Liability.  The maximum aggregate liability amount of Damages for which the Indemnifying Party may be liable for claims made under the Warranties (other than for claims made in respect of the Warranties set out in any of Sections 3.4, 3.5(a) - 3.5(e) (inclusive) or 3.14, for which the maximum aggregate liability shall be one hundred percent (100%) of the Closing Purchase Price) shall be equal to twenty-five percent (25%) of the Closing Purchase Price.

6.7              Exclusions.

(a)                                 Tax Claims.  No claim in respect of Taxes shall entitle the Indemnified Party to be indemnified to the extent that:

(i)                                    it arises or is increased as a result only of any imposition of a new Tax; any change in the rates of Tax; or any change in law (or change in interpretation on the basis of case law);

(ii)                                 it would not have arisen but for a voluntary act or transaction carried out by the Indemnified Party or the Company after the date hereof otherwise than in the Ordinary Course of Business or otherwise pursuant to a legally binding obligation of the Company created on or before the date hereof;

(iii)                              it corresponds to mere changes in time when a Tax should have been paid or if such Tax can effectively be deducted or recovered;

(v)                                any overpayment of Taxes made by the Company at any time prior to the Closing Date is repaid to, or a credit in respect thereof is received by, the Company from the relevant Tax authorities after Closing Date; and

(vi)                             such claim arises (or such claim having arisen, is increased) by a failure or omission on the part of the Company to make any election, surrender or disclaimer or to give any notice or consent or do any other thing after the Closing under the provisions of any Laws relating to Tax.

(b)                                No Double Recovery.  Any liability for indemnification pursuant to this Agreement shall be determined without duplication of recovery, and the Indemnifying Party shall not be required to indemnify the Indemnified Party more than once in respect of claims based on account of the same events, facts, matters, circumstances or omissions.

(c)                                 Prosecution of Claims.  Any claim made by the Indemnified Party against the Indemnifying Party which is not satisfied, settled or withdrawn within six (6) months of the date of delivery of the Claim Notice relating to such claim shall be deemed to have been withdrawn (and the Indemnified Party shall not be permitted to make any new or additional claims in respect of any event, fact, matter, circumstance or omission which gave rise to such initial claim) unless appropriate Proceedings in respect of such claim have been commenced against the Indemnifying Party prior to such time and are being diligently prosecuted by the Indemnified Party.

6.8              Claim Periods, Extinction of Claims.  To be valid, a Claim Notice (setting forth a factual basis sufficient to demonstrate the validity of the claim) for breach of Warranties hereof must be delivered prior to the date which is twenty four (24) months after the date hereof.

6.9              Fraud. None of the limitations contained in Section 6.6 shall apply to any claim which arises or is increased, and to the extent to which it arises or is increased, as a result of fraud, a fraudulent act or a fraudulent misrepresentation by the Seller or any of its directors, officers, employees or agents.

6.10       Insurance.  The Parties agree that all of the Company’s insurance policies covering onshore and offshore property, operator’s extra expense, loss of production income and liability will be terminated effective as of the date hereof.

6.11       Reimbursement of Removal Costs; Environmental Claims.

(a)                                 From and after the Closing, in the event the Purchaser is required by any Governmental Authority and/or by the designated operator of the SASB project to pay, and the Purchaser or an Affiliate of the Purchaser pays, any costs to:

(i)                                    remove; or

(ii)                                 conduct environmental remediation related to,

any or all of the fallen caissons of Akkaya-1, Ayazli-2 and Ayazli-3 wells (the “Wells”), the Seller shall reimburse the Purchaser for such costs within ten (10) days of receipt of written demand from the Purchaser, such demand to include such detailed supporting evidence as may reasonably be requested by the Seller.    The Purchaser shall provide prompt written notice to the Seller upon its receipt of notice that the Wells are to be removed or environmental remediation is to be conducted and any material developments relating to such removal or remediation thereafter.

(b)                                From and after the Closing, the Seller shall indemnify and hold harmless the Purchaser from any Environmental Claims directly related to the Wells and/or the fallen caissons of the Wells (or any of them).

(c)                                 None of the limitations contained in Section 6.6, nor the limitation of claim period described in Section 6.8, shall apply to this Section 6.11.

6.12       Overriding Royalty.

(a)                                 The Seller shall indemnify and hold the Purchaser harmless from any and all claims arising from the Overriding Royalty.  Any such claim shall be treated in accordance with the Third Party Claim provisions set forth in Section 6.3(d).

(b)                                None of the limitations contained in Section 6.6, nor the limitation of claim period described in Section 6.8, shall apply to this Section 6.12.

6.13       Payments to Employees.

(a)                                 Within ten (10) Business Days of the Closing Date, the Seller will make the payments set forth on Annex G to such employees in accordance with, and upon the execution by each such employee of, a retention agreement (each a “Retention Agreement”), the form of which is to be agreed by the Parties prior to the Closing Date; provided that the Seller shall have no obligation under this Section 6.13(a) if the form of Retention Agreement is not agreed by the Parties prior to the Closing Date, such agreement not to be unreasonably withheld.

(b)                                The Purchaser and the Guarantor shall be responsible for, and shall pay:

(i)                                    the retention payments payable to such employees as set forth on Annex G in accordance with each such employee’s Retention Agreement; and

(ii)                                 any severance, or other payments, required by Turkish Law or otherwise to be paid to any employee of the Company upon a termination of such employee following the Closing Date.

(c)                                 The Purchaser and the Guarantor shall indemnify and hold the Seller harmless from any and all claims made by any employee of the Company against the Seller relating to severance payments payable as a result of a termination by the Company of such employee following the Closing Date.

6.14       Monetary Fines

(a)                                 In the event monetary fines or penalties are imposed on the Purchaser by the Turkish Competition Board as provided for by Turkish Competition Law in connection with the transaction contemplated under this Agreement, the Purchaser shall be entitled to demand from the Seller an amount equal to such monetary fines or penalties actually imposed and paid or otherwise borne by the Purchaser as follows:

(i)                                    in the event the Turkish Competition Board imposes a monetary fine or penalty for failure to notify the Turkish Competition Board of the transaction contemplated hereunder, an amount up to 0.1% of the turnover generated in the year preceding the date of the fining decision; and

(ii)                                 in the event the Turkish Competition Board determines that the transaction contemplated hereunder violates Article 7 of the Turkish Competition Law, an amount up to 10% of the turnover generated in the year preceding the date of the fining decision.

(b)                                The Purchaser shall, at the Seller’s request and expense, take actions the Seller shall, acting reasonably, consider to be necessary or appropriate under the circumstances to (i) avoid the imposition of any such fines or penalties or (ii) appeal any decision by the Turkish Competition Board imposing any such fines or penalties and in any event seek to minimize the amount of such fines or penalties, to the extent permitted under applicable Law.

(c)                                 The limitations contained in Sections 6.6(a) and (b) shall not apply to this Section 6.14.

6.15       TPAO Payment.  In the event payment of $194,419 currently owed by TPAO to the Company (the “TPAO Receivable”) is not made or otherwise credited to the Company within twelve (12) months following the date hereof, the Purchaser shall have the right to demand from the Seller the amount of the TPAO Receivable not then paid or credited to the

Company; provided, however, that any such amount of the TPAO Receivable that is paid by the Seller to the Purchaser shall be reimbursed by the Purchaser within five (5) Business Days of the payment or credit of such amount by TPAO.

ARTICLE VII

CONFIDENTIALITY AND PRESS RELEASES

7.1        Confidentiality.

(a)           Each Party agrees that all information disclosed under this Agreement, except information in the public domain or lawfully in possession of a Party prior to the Closing Date, shall be considered confidential and shall not be disclosed to any other Person without the prior written consent of the Party which owns such confidential information. This obligation of confidentiality shall remain in force until the later of:  (x) two (2) years following the Closing Date or (y) with respect to any confidential information provided to the Seller in accordance with Section 2.6, 2.7 or 2.9 after Closing, two (2) years following the receipt by the Seller thereof.  Notwithstanding the foregoing, confidential information may be disclosed without consent and without violating the obligations contained in this Section in the following circumstances:

(i)            to an Affiliate provided the Affiliate is bound by confidentiality provisions substantially similar to the provisions of this Section 7.1 and the Party disclosing is responsible and will indemnify the other Parties for the violation of an Affiliate;

(ii)           to a Governmental Authority when required by the Hydrocarbon Agreements;

(iii)          to the extent such information is required to be furnished in compliance with the applicable Laws, or pursuant to any Proceeding or because of any Judgment binding upon a Party;

(iv)          to attorneys engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such attorneys’ work for such Party and such attorneys are bound by an obligation of confidentiality;

(v)           to contractors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(vi)          to a bona fide prospective transferee of all or any part of any of the Company’s Participating Interests, to the extent appropriate in order to allow the assessment of that Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(vii)         to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(viii)        to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that such Party shall comply with the requirements of Section 7.2 hereunder;

(ix)          to its respective employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential; and

(x)           to the extent any information which, through no fault of a Party, becomes a part of the public domain.

(b)           Disclosure as pursuant to Sections 7.1(a)(v), 7.1(a)(vi) and 7.1(a)(vii) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Sections 7.1(a)(v), 7.1(a)(vi) and 7.1(a)(vii), whichever is applicable, with respect to the disclosing Party.

(c)           The Parties agree that this Agreement supersedes the Confidentiality Agreement.

7.2       Public Announcements.  Neither the Seller nor any of its Affiliates, nor the Purchaser or any of its Affiliates, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement, the contents of this Agreement, or the transactions contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that each Party shall be permitted to make such public announcements or disclosures as such party deems is required by applicable Law, including but not limited to the rules and regulations promulgated by the U.S. Securities and Exchange Commission or a stock exchange on which either of the Parties or their respective Affiliates is then listed.  In the event any such press release, public announcement or other disclosure is required by Law to be made by the Party proposing to issue the same, such Party shall notify the other Party prior to the issuance or making of any such press release, public announcement or other disclosure and shall use its reasonable endeavors to consult in good faith with the other Party and to take into account the comments of such Party to the extent practicable.  For purposes of this section a “Party” shall be deemed to include the Seller or any of its Affiliates, on the one hand, or the Purchaser or any of its Affiliates, on the other hand.

ARTICLE VIII

MISCELLANEOUS

8.1        Toreador Name and Toreador Marks.

(a)           As of the Closing Date, Purchaser, the Company and their respective Affiliates shall not use in any manner any trademarks of the Seller or any of its Affiliates, including “Toreador” (in block letters or otherwise) or the Toreador monogram, either alone or in combination with other words, phrases, symbols, or devices, or any other trademarks confusingly similar to or embodying any of the foregoing (all of the foregoing collectively, the “Toreador Name and Toreador Marks”).  As promptly as practicable after the Closing Date, but in no event more than sixty (60) days after the Closing Date.  Purchaser shall cause the Company and each of their Affiliates (i) to cease using in any manner the Toreador Name and Toreador Marks, (ii) to make all filings with the appropriate Governmental Authority (including without limitation, filing amendments to the applicable charters and by-laws and filing appropriate amendments to policy form filings) to cause the Company and each of its Affiliates to change any of their names that contain any of the Toreador Name and Toreador Marks to a new corporate name that does not include the Toreador Name and Toreador Marks; (iii) to cease to use in any form whatsoever any of the Toreador Name and Toreador Marks; and (iv) to re-label, destroy or exhaust all materials bearing the Toreador Name and Toreador Marks, including signage, advertising, promotional materials, electronic materials, collateral goods, stationery, business cards, websites, and other materials.

(b)           Purchaser acknowledges and agrees that neither it, the Company nor any of their respective Affiliates are acquiring any (i) ownership interest in the Toreador Name and Toreador Marks or (ii) any other rights to the Toreador Name and Toreador Marks.  The Purchaser, acting on behalf of itself, the Company and each of their respective Affiliates hereby assigns and relinquishes to the Seller or its designee any and all rights that the Purchaser, the Company and their Affiliates may heretofore have had to use the Toreador Name and Toreador Marks in any trade or business or otherwise. Purchaser, the Company, and their respective Affiliates agree not to contest the ownership or validity of any rights of Seller or any of its Affiliates in, or related to, the Toreador Name and Toreador Marks.

(c)           Purchaser agrees that after the Closing Date, none of the Purchaser, the Company and their respective Affiliates will expressly, or by implication, do business as, or represent themselves as controlled by, the Seller or any of its Affiliates.

8.2       Further Actions.  Subject to the terms and conditions herein provided, each of the Parties shall use its reasonable endeavours to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to consummate and make effective the transactions contemplated by this Agreement, provided that neither the Seller nor any of its Affiliates shall be under any obligation to pay money to, or to make any accommodation in favour of, any Third Party.

8.3       Governmental Authorizations

(a)           Without limitation to Section 8.2 and with regard to any filing with or approval by any Governmental Authority requested or required by Law in connection with the consummation of the transactions hereunder:

(i)            the Parties shall reasonably cooperate in all respects in the preparation of any filing and in connection with any submission, investigation or inquiry;

(ii)           subject to the remaining provisions of this Section 8.3(a), the Seller shall contact Governmental Authorities in respect of the Company only after consultation with the Purchaser;

(iii)          the Seller shall provide such other information and communications to Governmental Authorities or other Persons as the Purchaser may reasonably request in connection with such transactions;

(iv)          the Seller shall reasonably cooperate with the Purchaser as promptly as practicable and in obtaining all consents, approvals or actions of, making all filings with, and giving all notices to, Governmental Authorities and other Persons required of the Purchaser in connection with such transactions; and

(v)           the Seller shall advise the Purchaser of any communications by the Seller (and, unless precluded by Law, provide copies of any such written communications) with any Governmental Authority or other Person relating to the Company.

(b)           Notwithstanding any other provision of this Agreement, any and all agreements, consents, approvals, waivers or the like that are required from an Affiliate of the Seller shall be deemed granted for the purposes of this Agreement on and from the Closing Date.

8.4       Costs and Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, except as may otherwise be expressly provided herein, the Seller, on the one hand, and the Purchaser, on the other hand, shall bear their own expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the consummation of the transactions provided for hereby.  Any notary fees, transfer or similar levies that may become payable as a result of the signing of this Agreement or the transfer of the Shares pursuant hereto shall be borne by the Purchaser.  Any stamp taxes or similar levies that become payable in respect of this Agreement shall be borne by the Party that submits, endorses, or benefits from the provisions of, this Agreement in the applicable jurisdiction or that takes any other action that directly results in such stamp taxes or similar levies becoming payable in such jurisdiction, and such Party shall indemnify the other Parties in respect of any such fees or taxes.

8.5       Notices.  All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing in the English language and shall be: (x) delivered by hand against an acknowledgement of delivery dated and signed by the recipient; (y) sent by an overnight courier service of recognized international standing (all charges paid); or (z) sent by facsimile transmission and confirmed by registered mail (postage prepaid, return receipt requested) posted no later than the following Business Day (with any such facsimile transmission to be deemed received at the time indicated on the corresponding activity report, a copy of which shall be included in the confirmation by mail) (provided that any notice or communication which is received after 6 p.m. (local time in the place of receipt) on a Business Day or on any day which is not a Business Day shall be deemed received only at 9 a.m. (local time in the place of receipt) on the next Business Day) to the relevant Party at its address set forth below:

If to the Purchaser or the	Tiway Oil AS
Guarantor, to:	P.O Box 573 Sentrum
0101 Oslo
Norway
Attn: Mr. Per Skaug

	Fax:	+47 22 43 29 01

with a copy to:

Arntzen de Besche Advokatfirma AS
P.O. Box 2734 Solli, NO-0204 Oslo
Norway
Attn: Erlend B. Bakken
	Fax:	+ 47 23 89 40 01

and

King & Spalding LLP
P.O. Box 25930
Dubai, United Arab Emirates
Attn: Amelia Jalleh
	Fax:	+971 4 305 0055

If to the Seller:	Toreador Resources Corporation
c/o Toreador Holdings SAS
9 rue Scribe
75009 Paris, France
	Attn:	Craig M. McKenzie
	Fax:	+33 147 033 371

with a copy to:

Willkie Farr & Gallagher LLP
21-23. rue de la Ville l’Evêque
75008 Paris
	Attn:	Laurent Faugérolas
	Fax:	+ 0031 4006 9606

or to such other Persons or at such other addresses as hereafter may be furnished by any Party by like notice to the other Parties.  Any such notice or other communication shall be effective only upon actual receipt thereof by its intended recipient.

8.6       Entire Agreement.  This Agreement (together with any documents referred to herein or required to be entered into pursuant to this Agreement) represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no warranties have been made in connection with this Agreement other than those expressly set forth herein.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement or any of the Schedules to the Disclosure Letter may be used to show the intent of the Parties in connection with this Agreement or shall otherwise be admissible into evidence in any Proceeding or other legal action involving this Agreement.

8.7       No Third Party Rights; Assignment.  Except as expressly provided herein, this Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided, however, that none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement and a Person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

8.8       Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

8.9       Waivers and Amendments.  No modification or variation of or amendment to this Agreement shall be valid unless in writing signed by the Parties hereto referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same.  Any waiver of any term or condition of this Agreement must be in writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

8.10    Exclusion of Limitation of Fraud.  Nothing in this Agreement shall operate to limit the liability of a Party (or the remedies available to the other Party) in respect of a fraudulent act or fraudulent misrepresentation by such Party.

8.11    No Rescission.  This Agreement may not be rescinded after Closing.

8.12    Parties’ Inquiry

(a)           The Purchaser acknowledges that (x) it and its advisors have been given access to and have reviewed to their entire satisfaction the Data Room Documentation, (y) it has been afforded the opportunity to discuss the Data Room Documentation with senior management of the Company, and (z) has taken its review and analysis of the Data Room Documentation into account in the terms of its offer to acquire the Shares to be acquired by it pursuant to the Agreement.

(b)           The Purchaser further acknowledges that the Seller Warranties set forth in this Agreement supersede any and all earlier representations, warranties or statements made by any directors, officers, employees, agents, representatives or advisors of the Seller or its Affiliates (collectively, the “Seller’s Representatives”) regarding the Company or any other matter referenced in the Agreement, and that the Seller and the Seller’s Representatives shall have no liability in respect of any such earlier representations, warranties or statements.  Except as expressly set forth in the Agreement, none of the Seller nor any of the Seller’s Representatives makes any representation or warranty, either express or implied, of any kind whatsoever with respect to the Company or any of the transactions contemplated hereby or thereby (including as to the accuracy or completeness of any information provided to the Purchaser or its representatives).  Without limiting the generality of the foregoing, the Purchaser acknowledges that none of the Seller or any of the Seller’s Representatives makes any representation or warranty with respect to the future relations of any of the Company with any customers, suppliers or Governmental Authority, or with regard to the future financial or business prospects or future costs of operations of any of the Company.  In furtherance of the foregoing, to the fullest extent permitted by applicable Law, the Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under applicable Law.

(c)           The Seller acknowledges that the Purchaser Warranties set forth in this Agreement supersede any and all earlier representations, warranties or statements made by any directors, officers, employees, agents, representatives or advisors of the Purchaser, the Guarantor or any of their respective Affiliates (collectively, the “Purchaser’s Representatives”) regarding any matter referenced in the Agreement, and that the Purchaser and the Purchaser’s Representatives shall have no liability in respect of any such earlier representations, warranties or statements.  Except as expressly set forth in the Agreement, none of the Purchaser nor any of the Purchaser’s Representatives makes any representation or warranty, either express or implied, of any kind whatsoever with respect to any of the transactions contemplated hereby (including as to the accuracy or completeness of any information provided to the Seller or its representatives).  furtherance of the foregoing, to the fullest extent permitted by applicable Law, the Seller hereby irrevocably waives the benefit of any warranties generally available to sellers under applicable Law.

8.13    Guarantee.

(a)           In consideration of the Seller entering into this Agreement, the Guarantor, being a duly organized and validly existing company under the laws of its jurisdiction of incorporation, and having the corporate capacity and authority and full legal right to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, unconditionally and irrevocably, as a continuing obligation, hereby guarantees to the Seller the performance by the Purchaser of all its obligations, commitments and undertakings under or pursuant to this Agreement (including obligations to pay Damages) and agrees to indemnify the Seller against all direct damages, costs and expenses which the Seller may suffer as a result of any failure by the Purchaser so to perform and observe any of its obligations, commitments and undertakings under or pursuant to this Agreement.

(b)           If and each time that the Purchaser fails to perform or observe any of the obligations, commitments or undertakings referred to in paragraph (a) of this Section 8.13, the Guarantor shall forthwith upon demand unconditionally perform (or procure the performance or observance of) and satisfy (or procure the satisfaction of) the obligation, commitment or undertaking in regard to which such failure has occurred in the manner prescribed in this Agreement so that the same benefits shall be received by, or conferred on, the Seller as it would have had if such obligation, commitment or undertaking had been duly performed, observed and satisfied by the Purchaser.

(c)           For the avoidance of doubt, in no event shall the Guarantor be liable for any greater amount than would be due by the Purchaser in respect of any obligation under this Agreement.

8.14    Default Interest.  If any Party fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from, and including, the due date up to, but excluding, the date of actual payment at the Agreed Interest Rate.

8.15        Governing Law and Arbitration.

(a)           This Agreement shall be governed by and construed in accordance with, the laws of England and Wales.

(b)           Any dispute between the Parties hereto arising out of or in connection with this Agreement, including its validity, implementation, interpretation, termination or enforcement, shall be finally and exclusively settled under binding arbitration by three (3) arbitrators, who shall be appointed and be operating in accordance with the Rules of the London Court of International Arbitration. The arbitrators shall apply English substantive law. The venue of the arbitration shall be Paris, France.  All proceedings of the arbitration, including arguments and briefs, shall be conducted in the English language and (to the extent not provided for by the above mentioned Rules) governed by English procedural rules applicable to international arbitrations. The Parties expressly agree that nothing in this Section shall preclude any Party from seeking temporary or preliminary injunctive relief from any court of competent jurisdiction.

(c)           Each Party to this Agreement irrevocably submits to such arbitration and agrees that a decision of the arbitrators referred to in this Section in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any jurisdiction.

(d)           Each Party irrevocably waives any objections to the jurisdiction of the arbitration panel or courts referred to in this Section.

8.16    Counterparts.  This Agreement may be executed as two or more counterparts and execution by each of the Parties of one of such counterparts will constitute due execution of this Agreement.  Each such counterpart shall be deemed to be an original and when taken together shall constitute one and the same document.

Acting By:	/s/ Craig M. McKenzie
Name:
Title:

By: TIWAY OIL BV

Acting By:	/s/ Per Skaug
Name:
Title:

By: TIWAY OIL AS

Acting By:	/s/ Per Skaug
Name:
Title: